Exhibit 10.43

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 30, 2017

among

FIDELITY & GUARANTY LIFE HOLDINGS, INC.,

and

CF BERMUDA HOLDINGS LIMITED,

as Borrowers,

ROYAL BANK OF CANADA,
as Administrative Agent and LC Issuer,

RBC CAPITAL MARKETS1
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Lead Bookrunners,

RBC CAPITAL MARKETS
and
BANK OF AMERICA, N.A.,
as Syndication Agents,

BNP PARIBAS, ASSOCIATED BANK, NATIONAL ASSOCIATION, WELLS FARGO
BANK, NATIONAL ASSOCIATION and BMO HARRIS BANK N.A.,

as Co-Documentation Agents,

and

THE LENDERS PARTY HERETO

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

i

ii

iii

iv

APPENDICES

Appendix A	Revolving Commitments

SCHEDULES

Schedule 5.05	Litigation
Schedule 5.14	Subsidiaries
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 10.02	Addresses for Notices

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Revolving Loan Note
Exhibit C-1	Form of Loan Notice
Exhibit C-2	Form of Conversion/Continuation Notice
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guarantee Agreement
Exhibit F-1	United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G	Form of Prepayment Notice
Exhibit H	Solvency Certificate
Exhibit I	Form of Facility LC Application

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 30, 2017, by and among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Company”), CF BERMUDA HOLDINGS LIMITED, a Bermuda exempted limited liability company (the “Parent Borrower”; together with the Company, the “Borrowers” and individually, each, a “Borrower”), the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each, a “Lender”), ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and an LC Issuer, and the other agents and arrangers party hereto.

WHEREAS, the Borrowers desire to obtain from the Lenders a revolving credit facility in an aggregate principal amount of $250,000,000;

WHEREAS, the Borrowers intend to use the proceeds of the revolving credit facility (i) for working capital, growth initiatives and general corporate purposes of the Borrowers and their respective Subsidiaries and (ii) to pay fees, commissions and expenses incurred in connection with this Agreement and the Transactions; and

WHEREAS, each of the Guarantors (as defined below) is willing to guarantee the obligations of the Borrowers, as provided in the Guarantee Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.01.           Certain Defined Terms.

The following terms have the following meanings:

“Acquisition” means (a) an Investment by the Parent Borrower or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be consolidated, amalgamated or merged with the Parent Borrower or any Subsidiary or (b) the acquisition by the Parent Borrower or any Subsidiary of assets of any Person.

“Administrative Agent” has the meaning specified in the preamble to this Agreement, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time specify.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.04(a).

“Agent-Related Persons” means the initial Administrative Agent, any successor Administrative Agent, the Lead Arrangers, the Syndication Agents and the Co-Documentation Agents, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate RBC Ratio” means, (i) for purposes of Section 7.11 hereof, on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Department) for FGL Insurance to (b) the aggregate “Authorized Control Level Risk-Based Capital” (as defined by the applicable Department) for FGL Insurance and (ii) for all other purposes of the Loan Documents, with respect to the Insurance Subsidiaries (other than any Insurance Subsidiary that is a Foreign Subsidiary) taken as a whole, on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Department) for each such Insurance Subsidiary to (b) the aggregate “Authorized Control Level Risk-Based Capital” (as defined by the applicable Department) for each such Insurance Subsidiary.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“A.M. Best” means A.M. Best Company.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary (except the Bermuda Reinsurer)) required to be filed with the applicable Department, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of domicile or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” means laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to corruption or bribery that are applicable to the Credit Parties and their Subsidiaries, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.).

“Anti-Money Laundering Laws” means laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to terrorism financing or money laundering including any applicable provision of the Patriot Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

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“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending March 31, 2018, a percentage, per annum, determined by reference to the following table as if the Debt to Total Capitalization Ratio of the Parent Borrower then in effect were less than or equal to 25% but greater than 15%; and (b) thereafter, a percentage, per annum, determined by reference to the Debt to Total Capitalization Ratio of the Parent Borrower and in effect from time to time as set forth in the table below:

Debt to Total Capitalization Ratio of the Parent Borrower	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable Revolving Commitment Fee Percentage
0% ˂ x ≤ 15%	1.50%	2.50%	0.375%
15% ˂ x ≤ 25%	1.75%	2.75%	0.45%
x ˃ 25%	2.00%	3.00%	0.50%

No change in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be effective until one (1) Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the Debt to Total Capitalization Ratio of the Parent Borrower. At any time the Borrowers have not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Debt to Total Capitalization Ratio of the Parent Borrower were in excess of 25%. Within one (1) Business Day of receipt of the applicable information under Section 6.02(a), the Administrative Agent shall give the Borrowers and each Lender telefacsimile, telephonic or electronic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Revolving Commitment Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Revolving Commitment Fee Percentage applied for such Applicable Period, then (x) the Company shall immediately deliver to the Administrative Agent a correct Compliance Certificate required by Section 6.02(a) for such Applicable Period, (y) the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be determined based on the Debt to Total Capitalization Ratio of the Parent Borrower set forth in such correct Compliance Certificate and (z) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin or Applicable Revolving Commitment Fee Percentage for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.06 or Article 8.

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“Applicable Reserve Requirement” means, at any time, for any determination of the Eurodollar Rate, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Revolving Loan bearing interest at an interest rate based on the Eurodollar Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on a Revolving Loan bearing interest at an interest rate based on the Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Parent Borrower or any of its Subsidiaries provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Administrative Agent or Lenders by means of electronic communications pursuant to Section 10.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Administrative Agent.

“Associated Bank” means Associated Bank, National Association.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest determined by Royal Bank of Canada from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day as the “U.S. Prime Rate”, and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 1.00% per annum; provided that, if such rate per annum is less than zero, the Base Rate will be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Bermuda Companies Law” means the Companies Act 1981 of Bermuda, as amended, and the regulations promulgated thereunder.

“Bermuda Insurance Law” means the Insurance Act 1978 of Bermuda, as amended, and the regulations promulgated thereunder.

“Bermuda Reinsurer” means F&G Re Ltd, a Bermuda exempted company registered as an insurer under the Bermuda Insurance Law.

“Bermuda Reinsurer Capitalization Date” means the date on which the Bermuda Reinsurer is capitalized as part of the Fidelity Acquisition Transactions.

“Blackstone Funds” means, individually or collectively, any investment fund, coinvestment vehicles and/or other similar vehicles or accounts, in each case, managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“BMO” means BMO Harris Bank N.A.

“BNP” means BNP Paribas.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.

“Borrower Material” has the meaning specified in Section 6.02.

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“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing Date” means the date of a Credit Extension.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or New York City and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Period” means, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.

“Capital and Surplus” means, as to any Insurance Subsidiary, as of any date, the total assets minus total liabilities of such Insurance Subsidiary, as at the end of the most recently ended fiscal quarter of such Insurance Subsidiary of which financial statements are available, determined in accordance with SAP.

“Capital Market Indebtedness” means any series of Indebtedness specified within clause (a) or (b) of the definition of “Indebtedness” with an aggregate principal amount outstanding in excess of $100,000,000.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, is required to be classified as a capitalized lease, provided that, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2017.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

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“Cash Equivalents” means: (a) U.S. dollars, pounds sterling, euros, Canadian dollars and yen; (b) securities issued or directly and fully guaranteed or insured by the United States Government or issued by any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition; (c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from Standard & Poor’s Ratings Group, Inc. or A2 or better from Moody’s Investors Service, Inc.; (d) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (x) any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., (y) any commercial bank the short term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500,000,000, or (z) any Lender; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above, entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; (h) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above and clause (j) below; (i) money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by Standard & Poor’s Ratings Group, Inc. or “Aaa” or the equivalent thereof by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least $5,000,000,000; and (j) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (d) of this definition.

“Cash Management Obligations” means obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

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“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change in Law” means the occurrence of any of the following: (a) the adoption or taking effect of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) the occurrence of both (x) any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 35% or more of the aggregate Voting Stock of the Parent Borrower other than a Permitted Holder and (y) the Permitted Holders ceasing to beneficially own (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), in the aggregate, directly or indirectly, at least as much of the aggregate Voting Stock of the Parent Borrower as that beneficially owned by such person or group; (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Parent Borrower cease to be occupied by (i) Persons who were members of the board of directors of the Parent Borrower on the Closing Date or (ii) any new directors whose election by such board or whose nomination for election by the shareholders of the Parent Borrower was approved by a vote of a majority of the directors of the Parent Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved; or (c) the occurrence of a “change of control” (howsoever defined) under the Existing Debt that constitutes an “event of default” under such Existing Debt. The Fidelity Acquisition Transactions shall not be deemed a Change of Control.

“Class” means (i) with respect to Lenders, Lenders having Revolving Exposure and (ii) with respect to Loans, Revolving Loans. Until the consummation of an Extension pursuant to Section 2.14, there will be only one Class of Lenders and one Class of Loans hereunder.

“Closing Date” means November 30, 2017.

“CMOs” means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.

“Co-Documentation Agents” means each of BNP, Associated Bank, Wells Fargo and BMO and their respective successors and assigns in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Shortfall Amount” has the meaning specified in Section 8.02(b).

“Commitment” means any Revolving Commitment.

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“Commitment Letter” means the commitment letter, dated October 10, 2017, between the Borrowers, Royal Bank, RBCCM, Bank of America, MLPFS, BNP and Associated Bank.

“Commitment Termination Date” means the earliest to occur of (a) (i) with respect to the Original Revolving Credit Commitments and the Original Revolving Loans, the date that is three years after the Closing Date and (ii) with respect to any Extended Revolving Commitments and Extended Revolving Loans of a given Class, the Extended Maturity Date as specified in the Extension Amendment with respect to such Class, (b) with respect to any Class of Revolving Commitments, the date the Revolving Commitments of such Class are permanently reduced to zero pursuant to Section 2.05, and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.02.

“Company” has the meaning specified in the preamble to this Agreement.

“Compensation Period” has the meaning specified in Section 2.09(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (plus, without duplication, all net income of the Insurance Subsidiaries):

(a)           increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense; plus

(2)	Consolidated Income Taxes; plus

(3)	consolidated depreciation expense; plus

(4)	consolidated amortization expense or impairment charges recorded in connection with the application of FASB ASC 350 and FASB ASC 360; plus

(5)	other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(6)	any fees, charges or other expenses made or Incurred in connection with any actual or proposed non-ordinary course Investment, asset sale, acquisition, recapitalization or issuance of Capital Stock or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of FASB ASC 805), including Fidelity Acquisition Transaction Expenses; plus

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(7)	the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other business optimization expenses or non-ordinary course reserves or other non-recurring or unusual charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income;

(b)          decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period and any items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period); and

(c)           increased or decreased (without duplication) to eliminate the following items to the extent reflected in Consolidated Net Income:

(1)	any non-ordinary course net gain or loss resulting in such period from Hedging Obligations and the application of FASB ASC 815;

(2)	all unrealized gains and losses relating to financial instruments or liabilities to which fair market value accounting is applied; and

(3)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the interest expense of the Parent Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Liabilities that are allocable to interest expense, excluding (x) any write-offs of capitalized fees under agreements governing Indebtedness and all amendments thereto, (y) all non-cash charges for the amortization of deferred financing fees and debt issuance costs, and (z) any interest on tax reserves to the extent the Parent Borrower has elected to treat such interest as an interest expense under FASB ASC 450 since its adoption.

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“Consolidated Net Income” means, for any period, the net income (loss) of any Person (the “primary Person”) and its Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that (without duplication):

(a) any net income (loss) of any other Person (a “secondary Person”) if such secondary Person is not a Subsidiary of the primary Person or that is accounted for by the equity method of accounting shall be excluded from such Consolidated Net Income, except that:

(1) the primary Person in the net income of any such secondary Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such secondary Person during such period to the primary Person or any of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to any such Subsidiary, to clause (2) below); and

(2) the primary Person’s equity in a net loss of any such secondary Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the primary Person or a Subsidiary of the primary Person during such period;

(b) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(1) of Section 7.07(a), there shall be excluded from such Consolidated Net Income any net income (but not loss) of any Subsidiary of the primary Person (other than the Company, a Guarantor or an Insurance Subsidiary of the primary Person) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the primary Person, except that:

(1) the primary Person’s equity in the net income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the primary Person or another Subsidiary of the primary Person as a dividend (subject, in the case of a dividend to another Subsidiary of the primary Person, to the limitation contained in this clause); and

(2) the primary Person’s equity in a net loss of any such Subsidiary for such period will be included in determining such Consolidated Net Income;

(c) any net income (but not loss) of the Insurance Subsidiaries of the primary Person determined on a combined basis shall be excluded from such Consolidated Net Income; provided that, notwithstanding the foregoing, with respect to any such period, there shall be included in Consolidated Net Income any such amount determined on a combined basis that could have been distributed directly or indirectly by the Insurance Subsidiaries on a combined basis to the primary Person or any Credit Party as a dividend, distribution or return of capital or as a payment of interest or principal on any Surplus Debentures or Notes;

(d) any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the primary Person or such Subsidiary of the primary Person (including pursuant to any sale and leaseback transaction) other than in the ordinary course of business shall be excluded from such Consolidated Net Income;

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(e) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments shall be excluded from such Consolidated Net Income;

(f) the after-tax effect of extraordinary gain or loss shall be excluded from such Consolidated Net Income;

(g) the after-tax effect of the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

(h) any after-tax effect of non-cash impairment charges recorded in connection with the application of FASB ASC 350 and FASB ASC 360 shall be excluded from such Consolidated Net Income;

(i) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the primary Person or any Subsidiary of the primary Person shall be excluded from such Consolidated Net Income;

(j) all impairment charges in connection with Investments made by any Insurance Subsidiary of the primary Person in the ordinary course of business shall be excluded from such Consolidated Net Income; provided that the amount of any cash charges relating to such impairment charges shall not be excluded from Consolidated Net Income by operation of this clause (j) to the extent such cash charges reduce (i) with respect to any Insurance Subsidiary of the primary Person that is not a Foreign Subsidiary, “Total Adjusted Capital” (as defined by the applicable Department) or (ii) with respect to any Insurance Subsidiary of the primary Person that is a Foreign Subsidiary, such comparable term as defined by the applicable Department; and

(k) interest related realized net investment portfolio trading losses of any Insurance Subsidiary of the primary Person shall be excluded from Consolidated Net Income to the extent such losses do not reduce (i) with respect to any Insurance Subsidiary of the primary Person that is not a Foreign Subsidiary, such Insurance Subsidiary’s “Total Adjusted Capital” (as defined by the applicable Department) or (ii) with respect to any Insurance Subsidiary of the primary Person that is a Foreign Subsidiary, such comparable term as defined by the applicable Department.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means any trade or business (whether or not incorporated) under common control with a Credit Party or any of their Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“Conversion/Continuation Notice” means a notice of conversion or continuation of a Revolving Loan substantially in the form of Exhibit C-2.

“Credit Extension” means (a) the making, conversion or continuation of a Revolving Loan or (b) the issuance, renewal or extension of a Facility LC.

“Credit Parties” means the Borrowers and the Guarantors.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt to Total Capitalization Ratio” means, with respect to any Person, as of any date, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all Indebtedness for borrowed money of such Person and its consolidated Subsidiaries outstanding on such date, other than (i) Indebtedness owing to such Person or any of its Subsidiaries and (ii) the liabilities (if any) of such Person or any of its Subsidiaries in respect of Hedging Obligations as determined by reference to the Swap Termination Value of the Swap Contracts giving rise to such Hedging Obligations, to (b) Total Capitalization of such Person and its consolidated Subsidiaries on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including state insurance insolvency laws.

“Declining Lender” has the meaning specified in Section 2.14(a).

“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Lender or any LC Issuer any other amount required to be paid by it hereunder (including in respect of its participation in the Facility LCs) within two Business Days of the date when due unless the subject of a good faith dispute, (b) has notified the Borrowers, the Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent or the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

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“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority (including the applicable insurance commissioner or other titled officer with duties of an insurance commissioner) of such Insurance Subsidiary’s state or jurisdiction of domicile with insurance regulatory jurisdiction over such Insurance Subsidiary, including, to the extent applicable, the Bermuda Monetary Authority.

“Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary, including any transaction pursuant to a Reinsurance Agreement (other than directors’ qualifying shares or local ownership shares) (it being understood that the Capital Stock of the Parent Borrower is not an asset of the Parent Borrower), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent Borrower or any of its Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction. The terms “Dispose of”, “Disposing of” and “Disposed of” shall have correlative meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Capital Stock that is not Disqualified Stock and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Capital Stock that is not Disqualified Stock and cash in lieu of fractional shares), in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to the date that is 91 days after the Latest Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale prior to the date that is 91 days after the Latest Maturity Date shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations. In addition, any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent company of the Parent Borrower pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries following the termination of employment or death or disability of such employee, director, officer, manager or consultant with the Parent Borrower or any of its Subsidiaries or in order to satisfy applicable regulatory or statutory obligation (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with this Agreement).

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“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than an Ineligible Institution.

“Entitled Person” has the meaning specified in Section 10.23(b).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means all written claims, complaints or notices, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the Environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief or other type of relief, resulting from or based upon the presence, placement, or Release (including intentional or unintentional, negligent or non-negligent, sudden or non-sudden or accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, under or from property, whether or not owned by the Parent Borrower or any of its Subsidiaries, excluding, in any case, liabilities or claims arising under any insurance contract or policy, reinsurance agreement or retrocession agreement relating to any of the foregoing where the Parent Borrower or any of its Subsidiaries is the insurer.

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“Environmental Laws” means all Requirements of Law relating to pollution or protection of the Environment, health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Parent Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the release, threatened release, generation, use, handling, transportation, storage or treatment of, or exposure to, any Hazardous Materials or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Amount” has the meaning specified in Section 4.01(h).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Single Employer Pension Plan; (b) with respect to any Single Employer Pension Plan, the failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code and Sections 302 or 303 of ERISA, whether or not waived; (c) a withdrawal by the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate from a Single Employer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Single Employer Pension Plan or Multiemployer Plan; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than required plan contributions and PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any of its Subsidiaries, including by reason of the Parent Borrower or any of its Subsidiaries being or having been deemed an ERISA Affiliate of any other trade or business; or (h) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the greater of (a) 0.00% per annum and (b) the rate per annum obtained by dividing (x) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) is not available, the rate per annum determined by the Administrative Agent as the rate of interest equal to the offered quotation rate to major banks in the offshore Dollar market at their request by the Administrative Agent’s London Branch for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Revolving Loan, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (y) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary to the extent such Subsidiary guaranteeing the Obligations would reasonably be expected to result in an adverse tax consequence to the Parent Borrower (or its direct or indirect beneficial owners) and its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Company, (b)  any Subsidiary that (i) has assets with an aggregate Fair Market Value less than $5,000,000 as of the end of the most recently ended Fiscal Quarter of the Parent Borrower, (ii) has aggregate revenues less than $5,000,000 for the period of four consecutive Fiscal Quarters most recently ended, and (iii) has no Subsidiaries other than any Subsidiary with assets with an aggregate Fair Market Value less than $5,000,000 as of the end of the most recently ended Fiscal Quarter of the Parent Borrower, or aggregate revenues less than $5,000,000 for the period of four consecutive Fiscal Quarters most recently ended, (c) any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, (d) any Special Purpose Subsidiary, (e) any Subsidiary that is not permitted by law or regulation to guarantee the Obligations or that would be required to obtain governmental (including regulatory) consent, approval, license or authorization to guarantee the Obligations (unless such consent, approval, license or authorization has been received) and (f) any Subsidiary that is prohibited from guaranteeing the Obligations by any contractual obligation in existence on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof). Any Subsidiary that is an Excluded Subsidiary under clause (b) above that fails to meet the condition in such clause (b) as of the last day of the period of four consecutive Fiscal Quarters most recently ended shall continue to be deemed an “Excluded Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 6.01 hereof with respect to such period (or the last quarter thereof, as applicable).

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“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender under any laws in effect at the time (i) in the case of a Lender (other than an assignee pursuant to a request by the Borrowers under Section 3.07), such Lender acquires the applicable interest in the Commitment or (ii) such Lender changes its lending office, except to the extent in each case that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 3.01(a), (c) any Tax that is attributable to such recipient’s failure to comply with Section 3.01(e) and any U.S. federal backup withholding tax and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Debt” means the 6.375% senior unsecured notes due 2021 issued by the Company pursuant to the FGL Indenture.

“Existing Revolving Commitments” has the meaning specified in Section 2.14(c)(ii).

“Existing Revolving Loans” has the meaning specified in Section 2.14(c)(ii).

“Extended Revolving Commitments” has the meaning specified in Section 2.14(c)(ii).

“Extended Revolving Loans” has the meaning specified in Section 2.14(c)(ii).

“Extended Termination Date” has the meaning specified in Section 2.14(a).

“Extension” has the meaning specified in Section 2.14(a).

“Extension Amendment” has the meaning specified in Section 2.14(f).

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“Extension Offer” has the meaning specified in Section 2.14(a).

“Facility” means, collectively, the Revolving Loans and Revolving Commitments therefor.

“Facility LC” has the meaning specified in Section 2.12(a).

“Facility LC Application” has the meaning specified in Section 2.12(c) substantially in the form of Exhibit I or such other form acceptable to the applicable LC Issuer.

“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in good faith by the Parent Borrower.

“FATCA” means Sections 1471 through 1474 of the Code effective as of the date hereof and any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with (including any current or future U.S. Treasury Department regulations or other official administrative guidance promulgated thereunder), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated October 10, 2017, between the Borrowers, Royal Bank, RBCCM, Bank of America and MLPFS.

“FGL Indenture” means the Amended and Restated Indenture dated as of November 20, 2017, by and among the Company, as issuer, the subsidiary guarantors party thereto and Wells Fargo as trustee, which amended and restated the Indenture dated as of March 27, 2013, as further amended, restated, supplemented or otherwise modified.

“FGL Insurance” means Fidelity & Guaranty Life Insurance Company, an Iowa insurance company.

“Fidelity Acquisition” has the meaning specified in Section 4.01(g).

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“Fidelity Acquisition Transaction Expenses” means any fees or expenses incurred or paid by the Permitted Holders, Fidelity & Guaranty Life or any of its (or their) Subsidiaries in connection with the Fidelity Acquisition Transactions (including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock option, expenses in connection with hedging transactions and any original issue discount or upfront fees), the Merger Agreement, any Investment Management Agreement, the FGL Indenture, the Loan Documents and the transactions contemplated hereby and thereby.

“Fidelity Acquisition Transactions” means (i) the Fidelity Acquisition, (ii) any Incurrence of Indebtedness by Parent Borrower or any of its Subsidiaries or any of their respective Affiliates relating to the Fidelity Acquisition and the refinancing of any existing Indebtedness of the Company in connection with the Fidelity Acquisition, and the application of the proceeds therefrom, (iii) any restructuring transactions relating to the Fidelity Acquisition, (iv) the payment of Fidelity Acquisition Transaction Expenses and (v) any other transactions contemplated by the Merger Agreement or entered into in connection with or relating to the Fidelity Acquisition.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch Ratings Limited.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that the Parent Borrower or any of its Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, Dispositions, Asset Acquisitions (as defined below) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Parent Borrower or any Subsidiary has determined to make and/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such events (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any Subsidiary since the beginning of such period shall have made any Investment, Disposition, Asset Acquisition or discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such event had occurred at the beginning of the applicable four-quarter period.

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For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by the Parent Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent Borrower to reflect operating expense reductions and other operating improvements, synergies or cost savings for which the actions necessary to realize such reductions, improve-ments, synergies or cost savings are taken or expected to begin to be taken no later than 12 months from such relevant pro forma event. The Company shall have delivered to the Administrative Agent an officer’s certificate signed by a Responsible Officer of the Company setting forth such operating expense reductions and other operating improvements, synergies or cost savings and calculations and in-formation supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Ob-ligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in ex-cess of 12 months). Interest on a Capitalized Lease Liabilities shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Liabilities in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

For purposes of this definition, “Asset Acquisition” means (a) an Investment by the Parent Borrower or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be consolidated, amalgamated or merged with the Parent Borrower or any Subsidiary or (b) the acquisition by the Parent Borrower or any Subsidiary of assets of any Person.

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“Fixed Charges” means, with respect to any Person for any period, the sum, with-out duplication, of:

(a)       Consolidated Interest Expense of such Person for such period, and

(b)       all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“FNF” means Fidelity National Financial, Inc..

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means (i) a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized or existing under the laws of a jurisdiction outside the United States or any state thereof or the District of Columbia, (ii) any Subsidiary that is organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, if all or substantially all of the assets of such Subsidiary consist of equity or debt of one or more Subsidiaries described in clause (i), intellectual property relating to such Subsidiaries and other assets (including cash or Cash Equivalents) relating to an ownership interest in such Subsidiaries, and (iii) any Subsidiary of a Subsidiary described in clause (i).

“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the relevant LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by such LC Issuer other than the LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any Department, board of insurance, insurance department or insurance commissioner.

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“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Guarantors and the Administrative Agent, substantially in the form of Exhibit E.

“Guaranteed Party” has the meaning specified in the Guarantee Agreement.

“Guarantors” means each of Fidelity & Guaranty Life, a Delaware corporation, FGL US Holdings Inc., a Delaware corporation, Fidelity & Guaranty Life Business Services, Inc., a Delaware corporation and each other Subsidiary (other than the Company) that shall, at any time on or after the date thereof, become a Guarantor pursuant to the terms hereof or the Guarantee Agreement.

“Hazardous Material” means: (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; (c) petroleum and any petroleum product; or (d) any other pollutant, contaminant, chemical, material, waste or substance in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement, excluding any obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary.

“Historical Financial Statements” means as of the Closing Date (i) audited annual consolidated financial statements of the Company for the fiscal years ended September 30, 2015 and 2016 and (ii) unaudited quarterly consolidated financial statements of the Company for the fiscal quarters ended December 31, 2016, March 31, 2017 and June 30, 2017.

“Historical Statutory Statements” has the meaning specified in Section 5.11(b).

“Immaterial Subsidiary” means a Subsidiary (other than an Insurance Subsidiary existing on the Closing Date, the Company or a Guarantor) that holds, directly or indirectly, less than 5% of the consolidated assets of the Parent Borrower and its Subsidiaries at such time or that accounts for less than 5% of the consolidated revenues of the Parent Borrower and its Subsidiaries at such time, in each instance determined in accordance with GAAP. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the period of four consecutive Fiscal Quarters most recently ended shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 6.01 hereof with respect to such period (or the last quarter thereof, as applicable).

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“Increased Amount Date” has the meaning specified in Section 2.13(a).

“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of and premium (if any) payable in respect of indebtedness of such Person for borrowed money; (b) the principal of and premium (if any) payable in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit (including Facility LCs), bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit (excluding Facility LCs), bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (a) and (b) above and clause (e) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument; (d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; (e) Capitalized Lease Liabilities of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); (f) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not the Company or a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends); (g) the principal component of all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such indebtedness of such other Persons; (h) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and (i) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the Swap Termination Value of such Swap Contracts giving rise to such Hedging Obligation); provided that the following shall not constitute Indebtedness: (i) except as provided in clause (e) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP as in effect on January 1, 2017, (ii) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (iii) any customer deposits or advance payments received in the ordinary course of business, (iv) obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary, (v) the following obligations issued or undertaken in connection with a Statutory Reserve Financing: (A) Surplus Debentures or Notes or other obligations of any Special Purpose Subsidiary of the Parent Borrower (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes by an entity formed in connection with a Statutory Reserve Financing, (C) letters of credit issued for the account of any Special Purpose Subsidiary of the Parent Borrower, (D) reimbursement obligations of any Special Purpose Subsidiary, (E) any guarantees by a Borrower or Guarantor of the obligations described in clause (A), (B), (C) or (D) above, (F) reimbursement obligations of a Borrower or Guarantor or (G) capital maintenance or similar obligations of a Borrower or Guarantor in favor of any Special Purpose Subsidiary, (vi) any obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar policies underwritten by an Insurance Subsidiary, in each case, in the ordinary course of business and (vii) letters of credit and other obligations in connection with Reinsurance Agreements entered into in the ordinary course of business.

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“Indemnified Liabilities” has the meaning specified in Section 10.05(a).

“Indemnified Person” has the meaning specified in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Auditor” has the meaning specified in Section 6.01(a)(i).

“Independent Financial Advisor” means (a) an accounting, appraisal or investment banking firm or (b) a consultant to Persons engaged in any business that is the same as or related, ancillary or complementary to any of the businesses of the Parent Borrower and its Subsidiaries on the Closing Date and any reasonable extension or evolution of any of the foregoing, in each case of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged.

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“Index Debt” means (i) so long as the Existing Debt is outstanding, the Existing Debt and (ii) at any time the Existing Debt is no longer outstanding, any other senior, unsecured, long-term debt of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) a Borrower or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, other than, in the case of this clause (d), any such company, investment vehicle or trust that (1) has not been established for the primary purpose of acquiring Revolving Loans or Revolving Commitments, (2) is managed by a professional advisor having significant experience in the business of making or purchasing commercial loans, (3) has assets greater than $25,000,000 and (4) makes or purchases commercial loans and similar extensions of credit in the ordinary course of its business as significant part of its activities.

“Information” has the meaning specified in Section 5.16.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, in any case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insurance Act” means the Insurance Act of 1978 of Bermuda and its related rules and regulations, as amended.

“Insurance Investments” means investments by an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary for its investment portfolio in the ordinary course of business (other than any of its Investments in Subsidiaries engaged in insurance lines of business) consistent with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary or otherwise consistent with Investment guidelines specifically approved by the applicable Department for such Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary of the Parent Borrower that is required to be licensed as an insurer or reinsurer.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Credit Extension of which such Revolving Loan is a part; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period as may be agreed to by each Lender), as the applicable Borrower may elect; provided that:

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(a)       if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)       no Interest Period with respect to any portion of any Class of Revolving Loans shall extend beyond such Class’s Commitment Termination Date.

For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Type” means, when used with respect to any Revolving Loan, whether the rate of interest on such Revolving Loan is determined by reference to the Eurodollar Rate or the Base Rate.

“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Parent Borrower or its Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

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(2) endorsements of negotiable instruments and documents in the ordinary course of business;

(3) an acquisition of assets, Capital Stock or other securities by the Parent Borrower or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Parent Borrower;

(4) a deposit of funds in connection with an acquisition of assets, Capital Stock or other securities; provided that either such acquisition is consummated by or through a Subsidiary or such deposit is returned to the Person who made it;

(5) an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(6) licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.

“Investment Management Agreement” means each investment management agreement, each management services agreement and any similar or related agreements or arrangements, between (a) any of the management companies associated with one or more of the Permitted Holders or their advisors, if applicable, and (b) the Parent Borrower or any Subsidiary (and/or any direct or indirect parent companies of the Parent Borrower or any Subsidiary), in each case, as in effect from time to time.

“IRS” means the United States Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

“Judgment Currency” has the meaning specified in Section 10.23(b).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Revolving Commitments or Extended Revolving Loans, in each case as extended in accordance with this Agreement from time to time.

“LC Fee” has the meaning specified in Section 2.12(d).

“LC Fee Payment Date” means the last day of each calendar quarter; provided that, if such day is not a Business Day, the LC Fee Payment Date shall be the immediately preceding Business Day.

“LC Issuer” means each of Royal Bank of Canada and each other Lender designated by the Borrowers as an “LC Issuer” hereunder that has agreed to such designation in writing (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Facility LCs hereunder. Each LC Issuer may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates or branches of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate or branch, as applicable, with respect to Facility LCs issued by such Affiliate.

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“LC Obligations” means, at any time, the sum of (a) the aggregate amount of all Facility LCs that remain available for drawing at such time and (b) the aggregate amount of all disbursements under Facility LCs that have not yet been reimbursed by or on behalf of the Borrowers at such time. For all purposes of this Agreement, if on any date of determination a Facility LC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Facility LC shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Facility LC at any time shall be deemed to be the stated amount of such Facility LC in effect at such time; provided that, with respect to any Facility LC that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Facility LC shall be deemed to be the maximum stated amount of such Facility LC after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lead Arrangers” means each of RBCCM and MLPFS (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Lenders” has the meaning specified in the preamble to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on Schedule 10.02 or in its administrative questionnaire delivered to the Administrative Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate, as such Lender may from time to time notify the Company and the Administrative Agent.

“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business or to act as an insurance agent or broker.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, encumbrance or lien (statutory or other) in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing) and any agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.

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“Loan Documents” means this Agreement, the Facility LC Applications and amendments of and joinders to this Agreement, all Revolving Loan Notes, the Guarantee Agreement, the Fee Letter and any fee letter agreement entered into pursuant to Section 2.07 and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of the Administrative Agent or any Lender in connection herewith on or after the date hereof.

“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C-1.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties of the Loan Documents to which they are a party, taken as a whole; or (d) a material adverse change in the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender and any LC Issuer under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness or obligations in respect of one or more Swap Contracts having an aggregate outstanding principal amount, individually or in the aggregate with the outstanding principal amount of all other Indebtedness of the Parent Borrower and its Subsidiaries (excluding Indebtedness under the Loan Documents) of not less than $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower and its Subsidiaries in respect of any Swap Contracts at any time will be the Swap Termination Value thereof.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 24, 2017 (as amended, supplemented or modified and in effect from time to time, and including all schedules and exhibits thereto), among CF Corporation, a Cayman Islands exempted company, FGL US Holdings Inc., a Delaware corporation, FGL Merger Sub Inc., a Delaware corporation, and Fidelity & Guaranty Life, a Delaware corporation.

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, an amount equal to 103% of the Fronting Exposure of the relevant LC Issuer(s) with respect to such Defaulting Lender for all Facility LCs issued by such LC Issuer(s) and outstanding at such time.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MNPI” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Guarantors, the Borrowers or their respective affiliates or securities.

“Modify” and “Modification” have the meaning as specified in Section 2.12(a).

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“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“New Revolving Commitments” has the meaning specified in Section 2.13(a).

“New Revolving Lender” has the meaning specified in Section 2.13(a).

“New Revolving Loan” has the meaning specified in Section 2.13(b).

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock of the Parent Borrower or any Subsidiary or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees, charges and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which Lenders holding more than 50% of the Revolving Loans and Revolving Commitments have consented.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means (a) all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Loan Document with respect to the Revolving Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all LC Obligations. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Loan Document.

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Revolving Credit Commitments” means the commitments of the Revolving Lenders in effect as of the Closing Date to fund Revolving Loans pursuant to Section 2.01.

“Original Revolving Loans” means the Revolving Loans made by the Lenders to the borrowers under the Original Revolving Commitments pursuant to Section 2.01.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Revolving Loans, Revolving Commitments, Facility LCs or Loan Documents at the Borrowers’ request pursuant to Section 3.07).

“Other Taxes” means any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or sales Taxes, charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Parent Borrower” has the meaning specified in the preamble to this Agreement.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a Plan subject to Title IV of ERISA that the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Holder” means

(a) each of CF Corporation, Blackstone Tactical Opportunities Fund II, L.P., GSO Capital Partners LP, BilCar, LLC, CC Capital Management, LLC, CFS Holdings (Cayman), LP, CFS II Holdings (Cayman), LP, FNF and the Blackstone Funds;

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(b) any Affiliate or Related Party of any Person specified in clauses (a), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company;” and

(c) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b) or any group in which the Persons specified in clauses (a) and (b) own more than a majority of the voting power of the Voting Stock held by such group, and any Person that is a member of any such group, other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”.

Notwithstanding the foregoing, for purposes of determining whether an event described in clause (a)(x) in the definition of Change of Control has occurred, FNF shall not be a Permitted Holder unless it has a corporate credit rating from S&P and a corporate family rating from Moody’s equal to or higher than such corporate credit rating and corporate family rating, respectively, of CF Corporation.

“Permitted Investment” means an Investment by the Parent Borrower or any Subsidiary in:

(a) the Parent Borrower or a Subsidiary, including through the purchase of Capital Stock of a Subsidiary;

(b) any Investment by the Parent Borrower or any of its Subsidiaries in a Person that is engaged in any business that is the same as or related, ancillary or complementary to any of the businesses of the Parent Borrower and its Subsidiaries on the Closing Date and any reasonable extension or evolution of any of the foregoing if as a result of such Investment:

(i) such Person becomes a Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent Borrower or a Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(c) cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(d) receivables owing to the Parent Borrower or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Borrower or any such Subsidiary deems reasonable under the circumstances;

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(e) commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Parent Borrower or any Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $2,000,000 with respect to all loans or advances or guarantees made since the Closing Date (without giving effect to the forgiveness of any such loan) or to fund such Person’s purchase of Capital Stock of the Parent Borrower or any direct or indirect parent of the Parent Borrower;

(g) any Investment acquired by the Parent Borrower or any of its Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Parent Borrower or any such Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii) as a result of a foreclosure by the Parent Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii) in the form of notes payable, or stock or other securities issued by account debtors to the Parent Borrower or any Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

(h) Investments made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with Section 7.03 hereof or any other disposition of assets not constituting a Disposition;

(i) Investments in existence on the Closing Date and Investments committed to be made as of the Closing Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than (x) as contemplated by the terms of such Investment as in effect on the Closing Date, (y) as permitted under this definition or Section 7.07 hereof or (z) pursuant to the terms of such Investment as in effect on the Closing Date, as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities);

(j) any Person to the extent such Investments consist of Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 7.01 hereof;

(k) guarantees of Indebtedness issued in accordance with Section 7.01 hereof and guarantees to suppliers, licensors or the providers of operating leases (other than guarantees of Indebtedness) in the ordinary course of business;

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(l) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Parent Borrower and its Subsidiaries in connection with such plans;

(m) Investments received in settlement of debts created in the ordinary course of business and owing to the Parent Borrower or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(n) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Borrower or any Subsidiary;

(o) prepayments and other credits to suppliers made in the ordinary course of business;

(p) endorsements of negotiable instruments and documents in the ordinary course of business;

(q) loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(r) Insurance Investments by any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary);

(s) Investments by the Parent Borrower that constitute Investments that would be permitted to be made by an Insurance Subsidiary pursuant to clause (r) of this definition of “Permitted Investments”;

(t) Investments of the type described in clause (v) of the proviso in the definition of “Indebtedness” in connection with Statutory Reserve Financings;

(u) Investments permitted by Section 7.06; and

(v) Investments by the Parent Borrower or any of its Subsidiaries, together with all other Investments pursuant to this clause (v), in an aggregate amount at the time of such Investment not to exceed $35,000,000 outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Parent Borrower or any Subsidiary thereof existing or arising under Interest Rate Agreements, Currency Agreements or other Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of fixing, managing or hedging interest rate or currency exposure of the Parent Borrower or any Subsidiary and not for speculative purposes.

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“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Parent Borrower in good faith) entered into after the date hereof, so long as such Permitted Tax Restructuring is not materially adverse to the Lenders and the LC Issuers, and after giving effect to such Permitted Tax Restructuring, the Parent Borrower and its Subsidiaries comply with Section 6.10.

“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Security Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval) and (f) transactions in which a federal home loan mortgage bank (a “FHLMB”) makes loans to an Insurance Subsidiary, that are sufficiently secured by appropriate assets of such Insurance Subsidiary consisting of Qualifying Collateral in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan subject to ERISA that any Credit Party, any of their Subsidiaries, or any member of the Controlled Group sponsors or maintains or to which any Credit Party, any of their Subsidiaries, or any member of the Controlled Group makes, is making or is obligated to make, contributions and to which any Credit Party could have any liability.

“Platform” has the meaning specified in Section 6.02.

“Portfolio Interest Exemption” has the meaning specified in Section 3.01(e)(C)(iii).

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Notice” means a written notice made pursuant to Section 2.05(e) substantially in the form of Exhibit G.

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“Primary Policies” means any insurance or reinsurance policies issued by a Credit Party or any Insurance Subsidiary.

“Pro Rata Share” means, at any time, with respect to all payments, computations and other matters relating to the Revolving Commitment, Revolving Loans or Facility LCs of any Lender with respect to any Class, the percentage obtained by dividing (a) the Revolving Commitment of that Lender with respect to such Class at such time by (b) the aggregate Revolving Commitment of all Lenders of such Class at such time. In the event the Revolving Commitments of a Class shall have expired or been terminated, the Pro Rata Shares of the Lenders shall be determined on the basis of the Revolving Commitments most recently in effect, giving effect to any subsequent assignments.

“Projections” means all financial projections (including financial estimates, budgets, forecasts and other forward-looking information) furnished by or on behalf of the Parent Borrower or the Subsidiaries hereunder or in connection with the Transactions or the Fidelity Acquisition Transactions.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Collateral” means: (i) whole mortgage loans, including residential first mortgage, multifamily mortgage, home equity line of credit (HELOC), second mortgage and commercial mortgage; (ii) loans secured by farmland; (iii) government and agency securities, including treasuries, agencies, agency mortgage back security (MBS) pass-through, agency collateralized mortgage obligation (CMO) or real estate mortgage investment, real estate mortgage investment conduit (REMIC), Small Business Administration (SBA) pool certificates, Federal Deposit Insurance Corporation (FDIC) and National Credit Union Administration (NCUA) guaranteed notes and Government National Mortgage Association (Ginnie Mae) home equity conversion mortgage (HECM); (iv) non-agency securities, including municipal securities, private placement securities, residential mortgage-backed securities, commercial mortgage-backed securities (CMBS) and asset-backed securities secured by HELOC/second mortgage loan collateral; and (v) cash.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary (other than an Insurance Subsidiary that is a Foreign Subsidiary) required to be filed with the applicable Department or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.

“Rating” means, at any time, the rating issued by S&P and Moody’s and then in effect with respect to the Index Debt.

“Rating Agencies” means S&P and Moody’s.

“Rating Decline Event” means that each of the Ratings immediately following a Disposition becoming known publicly is more than one level or category lower than such Rating immediately prior to such Disposition becoming known publicly.

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“RBCCM” means RBC Capital Markets2.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

(a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount then outstanding of the Indebtedness being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including accrued and unpaid interest, premiums, transaction costs and defeasance costs, related to such Refinancing,

(b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced (or, if the Average Life of such refinancing Indebtedness is less than the Average Life of the Indebtedness being refinanced, then such refinancing Indebtedness shall have a maturity date no earlier than the Latest Maturity Date),

(c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced (or, if earlier, the Latest Maturity Date), and

(d) if the Indebtedness being Refinanced was subordinated to the Obligations, the new Indebtedness shall be subordinated to the Obligations at least to the same extent as such Indebtedness being Refinanced;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary of the Parent Borrower that is not a Credit Party that Refinances Indebtedness of a Credit Party.

“Register” has the meaning specified in Section 10.07(c).

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.12 to reimburse the relevant LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer, or has transferred or ceded to it by another insurer, all or part of the liability assumed or assets held under one or more insurance, annuity, reinsurance or retrocession policy, agreement, contract, treaty, certificate or similar arrangement. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

2 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, controlling persons, directors, officers, employees, agents, advisors and successors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposure and unused Revolving Commitments of all Revolving Lenders; provided that the aggregate amount of Revolving Exposure and unused Revolving Commitments shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure and unused Revolving Commitments of such Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, secretary, assistant secretary or other officer of similar stature or responsibility, of a Credit Party. Any document delivered under any Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.07.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and any risk participation in a Facility LC and of the LC Issuer to issue Facility LCs hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $250,000,000.

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“Revolving Commitment Period” means the period from the Closing Date to but excluding the Commitment Termination Date.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender and (b) an amount equal to such Lender’s Pro Rata Share of the LC Obligations at such time.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Revolving Loan made by a Lender to a Borrower pursuant to Section 2.01(a).

“Revolving Loan Note” means a promissory note in substantially the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“Sanctioned Country” means a country, territory or region that is the subject of country-wide or territory-wide Sanctions.

“Sanctioned Person” means any Person: (a) identified on any Sanctions-related list of designated persons, including, without limitation, the Specially Designated Nationals and Blocked Persons List maintained by OFAC; (b) domiciled, organized or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Country; or (c) owned 50% or more, individually or in the aggregate, or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union; and (d) the United Kingdom, including Her Majesty’s Treasury.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Department in the jurisdiction of such Insurance Subsidiary for the preparation of Annual Statements, Quarterly Statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such statement or report.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

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“Single Employer Pension Plan” means a Pension Plan, other than a Multiemployer Plan, that the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions or could reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Special Purpose Subsidiary” means any Subsidiary formed to issue Surplus Debentures or Notes or other obligations in connection with a Statutory Reserve Financing or enter into Reinsurance Agreements in connection with a Statutory Reserve Financing or enter into ancillary obligations in respect of the foregoing.

“Specified Currency” has the meaning set forth in Section 10.23(a).

“Specified Place” has the meaning set forth in Section 10.23(a).

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a)(i) and (b)(ii), 5.02 (the first sentence and clause (a) only), 5.04, 5.08, 5.13, 5.17 5.19(b) and (d).

“Sponsors” means Blackstone Tactical Opportunities Fund II L.P. and/or its affiliates.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Financing” means a transaction or series of transactions entered into primarily for the purpose of financing a portion of the statutory reserves required to be held by an Insurance Subsidiary, where the proceeds or funding obligations provided by the financing counterparty or counterparties in such transaction or transactions are not expected, as of the date such transaction or transactions are entered into, to be used or applied to pay insurance or reinsurance claims reasonably projected to be payable as of the date such transaction or transactions are entered into.

“Subordinated Obligation” means any Indebtedness of any Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinated or junior in right of payment to the Revolving Loans pursuant to its terms. No Indebtedness of any Borrower shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of such Borrower solely by virtue of Liens, guarantees, maturity or payments or structural subordination.

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“Subsidiary” of a Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the membership interest, if it is a limited liability company. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent Borrower, including, for the avoidance of doubt, the Company.

“Surplus Debentures or Notes” means, as to any Insurance Subsidiary, debt securities or notes of such Insurance Subsidiary issued to any of its Affiliates the proceeds of which are permitted to be included, in whole or in part, as Capital and Surplus of such Insurance Subsidiary as approved and permitted by the applicable Department and are of a type generally described in the insurance industry as a “surplus note”.

“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, for any date of determination, the maximum aggregate amount that the applicable Person would be required to pay if such Swap Contracts were terminated on such date of determination.

“Syndication Agents” means each of RBCCM and Bank of America and their respective successors and assigns in such capacity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Status Certificate” has the meaning specified in Section 3.01(e)(C)(iii).

“Total Assets” means the total assets of the Parent Borrower and the Subsidiaries, as shown on the most recent balance sheet of the Parent Borrower for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Total Capitalization” means, with respect to any Person, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the Total Shareholders’ Equity of such Person.

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“Total Shareholders’ Equity” means as to any Person the total common and preferred shareholders’ equity of such Person as determined in accordance with GAAP (calculated excluding (a) accumulated other comprehensive income (or loss) (which includes unrealized gains (losses) on securities as determined in accordance with FASB ASC 320 (Investments—Debt and Equity Securities)) and (b) any charges taken to write off any goodwill included on such Person’s balance sheet on the Closing Date to the extent such charges are required by FASB ASC 320 (Investments— Debt and Equity Securities) and ASC 350 (Intangibles—Goodwill and Others).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans and LC Obligations at such date.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the (a) execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, (b) borrowing of the Revolving Loans and the issuance of Facility LCs hereunder and (c) payment of fees and expenses incurred in connection with the foregoing.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” means a Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by the Parent Borrower or another Wholly-Owned Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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Section 1.02.         Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified.

(c)          (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)         The term “including” is not limiting and means “including without limitation”.

(iii)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(iv)        The term “will” shall be construed to have the same meaning and effect as the word “shall”.

(d)          Unless otherwise expressly provided herein or the context requires otherwise, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns, (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (v) any reference to any IRS form shall be construed to include any successor form.

(e)          The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)          This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)          This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Administrative Agent, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

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Section 1.03.         Classification of Loans.

For purposes of this Agreement, Revolving Loans may be classified and referred to by Interest Type (e.g., a “Eurodollar Rate Loan”).

Section 1.04.         Accounting Principles.

(a)          Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time, consistently applied. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effect of any election under FASB ASC 825 to value any Indebtedness or financial liabilities of the Parent Borrower and its Subsidiaries at “fair value” shall be disregarded and (ii) the Fixed Charge Coverage Ratio shall be computed in conformity with GAAP.

(b)          References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event the columns, lines or sections of the Annual Statement or Quarterly Statement referenced herein are changed or renumbered from the columns, lines and sections applicable to the 2016 Annual Statement, or the June 30, 2017 Quarterly Statement, all such references shall be deemed references to such column, line or section as so renumbered or changed.

(c)          If, at any time after the date of this Agreement, any material change is made to GAAP, or any Credit Party’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement and the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant or any related definition contained in this Agreement to eliminate the effect of such change (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend any covenant or any related definition for such purpose), then the Borrowers and the Administrative Agent shall negotiate in good faith to amend such provisions to restore the Credit Parties and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that until such notice is withdrawn or such covenant shall have been amended in accordance herewith, compliance with the applicable covenants shall be determined on the basis of GAAP or the applicable Credit Party’s accounting practices as in effect and applied immediately before such change shall have become effective.

(d)          To the extent that any provision of this Agreement requires or tests compliance on a pro forma basis with (or with respect to) any of the covenants set forth in Section 7.09, 7.10, 7.11 or 7.12 as of the most recently ended Fiscal Quarter prior to the date that such covenant is first tested under Section 7.09, 7.10, 7.11 or 7.12, as applicable, such provision shall be deemed to require compliance with such Section as of the date of consummation of the relevant transaction which required pro forma compliance.

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ARTICLE 2
The Credits

Section 2.01.         Revolving Loans.

(a)          Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to the Borrower that requests such Revolving Loans (the Obligations in respect of such Revolving Loans being the joint and several obligations of the Borrowers) in an aggregate amount up to but not exceeding its Revolving Commitment and participate in Facility LCs issued upon the request of any Borrower in an aggregate amount up to but not exceeding its Revolving Commitment. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Revolving Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date. Each LC Issuer agrees to issue Facility LCs hereunder on the terms and conditions set forth in Section 2.12.

(b)          Borrowing Mechanics for Revolving Loans.

(i)          Revolving Loans (x) that are Eurodollar Rate Loans will be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) that are Base Rate Loans will be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)         Whenever a Borrower desires that Lenders make Revolving Loans (other than as provided in Section 2.12(f)), such Borrower shall deliver to the Administrative Agent a fully executed and delivered Loan Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and no later than 12:00 p.m. (New York City time) on the Business Day prior to the proposed Borrowing Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Borrowing Date is the Closing Date, such Loan Notice may be delivered within such period shorter than three Business Days as may be agreed by the Administrative Agent with respect to Eurodollar Rate Loans. Except as otherwise provided herein, a Loan Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable.

(iii)        Notice of receipt of each Loan Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile or other electronic communication with reasonable promptness, but (provided that the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Loan Notice from the applicable Borrower.

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(iv)        Except as provided in Section 2.12(f), each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Office. Each Lender may, at its option, make any Revolving Loan to a Borrower available by causing any foreign or domestic branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower that requested such Revolving Loans on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of such Borrower at the Administrative Agent’s Office or such other account as may be designated in writing to the Administrative Agent by such Borrower.

Section 2.02.         Pro Rata Shares.

All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or reimburse the relevant LC Issuer pursuant to Section 2.12(e) nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or reimburse the relevant LC Issuer pursuant to Section 2.12(e).

Section 2.03.         Conversion and Continuation of Revolving Loans.

(a)          Each conversion of Revolving Loans from one Interest Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable written notice to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each such Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. The Administrative Agent shall determine the interest rate that shall apply to any converted or continued Eurodollar Rate Loans pursuant to Section 2.06(c).

(b)          Each Conversion/Continuation Notice shall specify (i) whether such Borrower is requesting a conversion of Revolving Loans from one Interest Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be converted or continued, (iv) the Interest Type of Revolving Loans to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).

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(c)          Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, unless the Required Lenders otherwise consent, each Revolving Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.04.         Notes; Loan Accounts.

(a)          Each Revolving Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence of the amount of the Revolving Loans made by the Lenders to the Borrowers, the interest and payments thereon, the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to pay any amount owing with respect to the Revolving Loans and the Facility LC issuances. If such accounts are inconsistent with the Register, the Register shall prevail.

(b)          Upon the request of any Lender made through the Administrative Agent, instead of or in addition to loan accounts, the Revolving Loans made by such Lender may be evidenced by a Revolving Loan Note. Each Lender shall endorse on the schedules annexed to its Revolving Loan Note the date, amount and maturity of each Revolving Loan deemed made by it and the amount of each payment of principal made by the Borrowers with respect thereto. Each such Lender is irrevocably authorized by the Borrowers to endorse its Revolving Loan Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to the Revolving Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any such Revolving Loan Note to such Lender.

Section 2.05.         Prepayments.

(a)          Optional Prepayments. The Borrowers will have the right at any time to prepay any Revolving Loan, without premium or penalty in whole or in part, in minimum amounts of (x) with respect to Eurodollar Rate Loans, $1,000,000 or any multiple of $1,000,000 in excess thereof and (y) with respect to Base Rate Loans $500,000 or any multiple of $100,000 in excess thereof, in each case subject to the provisions of this Section 2.05; provided that notwithstanding the foregoing, any Revolving Loan may be prepaid in its entirety.

(b)          Voluntary Commitment Reductions.

(i)          The Borrowers may, upon not less than three Business Days’ prior written notice to the Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

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(ii)         A Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by such Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)        Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(c)          Mandatory Prepayments. The Borrowers shall from time to time prepay the Revolving Loans and/or Cash Collateralize the Facility LCs to the extent necessary so that the Total Utilization of Revolving Commitments does not at any time exceed the Revolving Commitments then in effect. The outstanding principal balance of the Revolving Loans together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Commitment Termination Date.

(d)          Application of Prepayments. Any prepayment of the Revolving Loans will be applied as follows:

(i)          first, to prepay the Revolving Loans to the full extent thereof without any permanent reduction of the Revolving Commitments;

(ii)         second, to prepay outstanding reimbursement obligations with respect to the Facility LCs without any permanent reduction of the Revolving Commitments; and

(iii)        third, to Cash Collateralize the Facility LCs making such prepayment without any permanent reduction of the Revolving Commitments.

(e)          Notice of Prepayments. The applicable Borrower shall notify the Administrative Agent in the form of a Prepayment Notice of any prepayment of any Revolving Loan hereunder not later than 12:00 p.m. (New York City time) one Business Day before the date of prepayment. Each such Prepayment Notice shall be irrevocable, shall specify the prepayment date and the principal amount of each Revolving Loan or portion thereof to be prepaid and may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by such Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(f)          Application of Prepayments of Revolving Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 3.04.

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Section 2.06.         Interest.

(a)          Except as otherwise set forth herein, each Class of Revolving Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)         if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

(b)          The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the applicable Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided that the Borrowers may not select the Eurodollar Rate for any Credit Extension if the aggregate amount of such Credit Extension is less than $1,000,000.

(c)          In connection with Eurodollar Rate Loans there shall be no more than ten Interest Periods outstanding at any time. In the event the applicable Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the applicable Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.03(a)), such Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the U.S. Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(d)          Notwithstanding the foregoing, upon the occurrence of any Event of Default and for so long as such Event of Default is continuing, the overdue principal amount of each Revolving Loan and Reimbursement Obligations and overdue interest payable thereon shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Revolving Loan or Reimbursement Obligations as provided in the preceding subsections of this Section 2.06 or Section 2.12, with respect to Reimbursement Obligations. In addition, to the extent permitted by applicable law, if any fee or other amount (other than principal or interest on any Revolving Loan or Reimbursement Obligations) payable by the Borrowers pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section 2.06.

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(e)          Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date for such Revolving Loan; provided that (i) interest accrued pursuant to Section 2.06(d) shall be payable on demand of the Administrative Agent (upon the instruction of the Required Lenders; provided that no such instruction shall be required in the case of an Event of Default pursuant to Section 8.01(a), (f) or (g)), (ii) upon any repayment or prepayment of any Revolving Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Rate Loan before the end of the current Interest Period therefor, interest accrued on such Revolving Loan shall be payable on the effective date of such conversion.

(f)          Anything herein to the contrary notwithstanding, the obligations of the Borrowers to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the Borrowers.

Section 2.07.         Fees.

(a)          From the Closing Date until the date on which the Revolving Commitments terminate, the Borrowers agree to pay to the Administrative Agent on behalf of the Lenders commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the Total Utilization of Revolving Commitments, multiplied by (2) the Applicable Revolving Commitment Fee Percentage.

(b)          All fees referred to in Section 2.07(a) will be calculated pursuant to the second sentence of Section 2.08(a) and, unless otherwise stated, shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.

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(c)          In addition to the foregoing, the Borrowers shall pay to the Administrative Agent, for its own account, fees payable pursuant to the Fee Letter and any other fees payable in the amounts and at the times separately agreed upon by the Borrowers and the Administrative Agent. Such fees will be fully earned when paid and will not be refundable under any circumstances (except as set forth in the Fee Letter or separately agreed).

Section 2.08.         Computation of Fees and Interest.

(a)          All computations of interest for Base Rate Loans when the Base Rate is determined by the U.S. Prime Rate shall be made on the basis of a year of 365 (or 366 days in a leap year) and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period in which such interest or fees are computed from the first day thereof to the last day thereof.

(b)          Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of a Borrower or any Lender, deliver to the Borrowers or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

Section 2.09.         Payments Generally.

(a)          All payments to be made by the Borrowers under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim. Except as otherwise expressly provided in any Loan Document, all payments to be made by the Borrowers under any Loan Document shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified in such Loan Document. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue to such following Business Day. Each reference to the Administrative Agent in this Section 2.09 shall also be deemed to refer, and shall apply equally, to the relevant LC Issuer, in the case of payments required to be made by the Borrowers to such LC Issuer pursuant to Section 2.12(f).

(b)          Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

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(c)          Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)          if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)         if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount (other than the interest thereon) shall constitute such Lender’s Revolving Loan included in the applicable Credit Extension. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers, with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)          If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the extension of Revolving Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          The obligations of the Lenders hereunder to make Revolving Loans are several and not joint. The failure of any Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loans.

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(f)          Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Revolving Loan in any particular place or manner.

Section 2.10.         Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (i) on account of any Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (1) the amount of such Obligations due and payable to such Lender at such time to (2) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) of or on account of any of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time in excess of its ratable share (calculated according to the proportion of (1) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (2) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then in each case, such Lender shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:

(a)	if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)	the provisions of this Section 2.10 shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim (subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

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Section 2.11.         Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuers; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender on a pro rata basis in accordance with Section 2.11(d); fourth, as the applicable Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan on a pro rata basis in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans on a pro rata basis under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.11(d); sixth, to the payment of any amounts owing to the Lenders or LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or reimbursement obligations with respect to Facility LCs in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the relevant Facility LCs were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of or reimbursement obligations with respect to Facility LCs owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Facility LCs are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.11(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(ii)         Certain Fees.

(1)         No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)         With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, the Borrowers shall not be required to pay the remaining amount of any such fee.

(3)         Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.11(d).

(4)         With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (3) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)        Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the LC Issuers’ Fronting Exposure on a pro rata basis in accordance with the procedures set forth in Section 2.11(d).

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(b)          Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Facility LCs to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.11(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. The arrangements permitted or required by this Section 2.11 shall be permitted under this Agreement, notwithstanding the pro rata sharing provisions or otherwise.

(c)          New Facility LCs. So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)          Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the reallocation pursuant to Section 2.11(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)          Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the relevant LC Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the relevant LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers or such Defaulting Lender, as appropriate, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (in the case of the Borrowers, after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.11 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(iii)        Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.11(d) (i) following the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) to the extent the amount of Cash Collateral exceeds the Minimum Collateral Amount; provided that, subject to this Section 2.11, the Person providing Cash Collateral and such LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations. Any Cash Collateral no longer required to be held as a result of the immediately preceding sentence shall be promptly returned, and in any event within five (5) Business Days, by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

Section 2.12.         Facility LCs.

(a)          Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Dollars (each, a “Facility LC”) requested by the Parent Borrower or any of the Subsidiaries as the applicant or co-applicant thereof for the support of the Parent Borrower’s or the Subsidiaries’ obligations and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Commitment Termination Date upon the request of the applicable Borrower; provided that immediately after each such Facility LC is issued or Modified, the aggregate amount of the outstanding LC Obligations shall not exceed $20,000,000. Each of the Borrowers unconditionally and irrevocably agrees that, in connection with any Facility LC issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, it will be jointly and severally fully responsible for the reimbursement of all payments made by the LC Issuers in respect of Facility LCs in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(d) to the same extent as if it were the sole account party in respect of such Facility LC (the Borrowers hereby irrevocably waiving any defenses that might otherwise be available to them as guarantors or surety of the obligations of such a Subsidiary that is an account party in respect of any such Facility LC). Each Facility LC shall have an expiry date no later than one (1) year after its issuance and may be annually automatically renewed on an “evergreen” basis; provided, however, the renewed Facility LC expires (x) no later than five (5) Business Day prior to the Commitment Termination Date or (y) after the Commitment Termination Date so long as the Borrowers have Cash Collateralized such Facility LC in form and substance reasonably satisfactory to the Administrative Agent and in an amount equal to 103% of the LC Obligations with respect to such Facility LC. If a Facility LC will not be renewed, the LC Issuer shall notify the beneficiary of such Facility LC of such non-renewal. Upon the occurrence and during the continuance of an Event of Default, the Required Lenders may provide written notice to the Administrative Agent and each LC Issuer identifying such Event of Default and instructing the LC Issuers (i) not to renew any “evergreen” Facility LCs during the continuance of such Event of Default (it being understood and agreed that, in the event such Event of Default is cured or waived, any other Event of Default that resulted from such Event of Default shall be deemed cured or waived for purposes of this sentence only) and (ii) to notify the beneficiaries of such Facility LCs of such non-renewal and upon receipt of such notice, the applicable LC Issuers shall not renew any such “evergreen” Facility LCs and shall provide such notices to the beneficiaries thereof (to the extent such LC Issuers are then permitted to provide such notices under the terms of such Facility LCs).

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(b)          Participations. Upon the issuance or Modification by the relevant LC Issuer of a Facility LC, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share in an aggregate amount up to, collectively with such Lender’s existing Revolving Exposure, but not exceeding its Revolving Commitment.

(c)          Notice. Subject to the terms of Section 2.12(a), the Borrower requesting the issuance or Modification of a Facility LC shall give the Administrative Agent and the relevant LC Issuer notice prior to 10:00 a.m. (New York City time) at least three (3) Business Days (or such shorter period of time as such Borrower and the related LC Issuer may agree upon) prior to the proposed date of issuance or Modification of such Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the relevant LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (if, in the case of a Modification, such Modification renews, increases the amount of, or extends the expiry date of a Facility LC), be subject to the conditions precedent that such Facility LC shall be reasonably satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered an application agreement (each, a “Facility LC Application”). No LC Issuer shall have any independent duty to ascertain whether any of the applicable conditions set forth in Article IV have been satisfied; provided, however, that no LC Issuer shall issue a Facility LC if, on or before the proposed date of issuance, the relevant LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such applicable condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. Immediately following issuance of or Modification to Facility LCs, the LC Issuer shall provide copies thereof to the Administrative Agent and the Administrative Agent shall send such copies to the Lenders.

(d)          LC Fees. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Rate Loans in effect from time to time on the maximum daily amount available to be drawn under such Facility LC for the actual number of days elapsed over a 360-day year, such fee to be payable in arrears on each LC Fee Payment Date and on the Commitment Termination Date (the “LC Fee”). The Borrowers shall also pay to the relevant LC Issuer for its own account (x) a fronting fee in an amount agreed upon between such LC Issuer and the Borrowers and (y) promptly after demand, all amendment, drawing and other fees regularly charged by such LC Issuer to its letter of credit customers generally and all reasonable and documented out-of-pocket expenses incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.

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(e)          Administration; Reimbursement by Lenders. Upon receipt of any demand for payment under any Facility LC from the beneficiary of such Facility LC, the relevant LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date. The responsibility of the relevant LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity with such Facility LC. Each LC Issuer shall exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be severally (but not jointly) obligated, without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.12(f) below and there is no Cash Collateral available to cover the same, in an aggregate amount up to, collectively with such Lender’s existing Revolving Exposure, but not exceeding its Revolving Commitment, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (New York City time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)          Reimbursement by Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the relevant LC Issuer for any amounts paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind (other than the demand contemplated hereby). Such reimbursement shall be due by 11:00 a.m. (New York City time) on the Business Day following the date such LC Issuer makes demand to the Borrowers therefor, provided that the Borrowers shall pay to the Administrative Agent for the account of the relevant LC Issuer interest on the amount subject to reimbursement for the Business Day such demand is made if such demand is not satisfied on the same Business Day at the Base Rate plus the Applicable Margin for Base Rate Loans in effect at such time. All such amounts paid by the relevant LC Issuer and remaining unpaid by the Borrowers after such amounts are due in accordance with the foregoing shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2.00% per annum plus the rate applicable to Base Rate Loans for such day. The relevant LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.12(e). If an LC Issuer shall not have received from the Borrowers the payment required to be made by this Section 2.12(f) within the time specified in this section, such LC Issuer will promptly notify the Administrative Agent of the non-payment of such drawing and the Administrative Agent will promptly notify each applicable Revolving Lender to provide its Pro Rata Share thereof by no later than 12:00 (noon) on the Business Day on which such payment was not received from the Borrowers. Each such Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m. on such date an amount equal to such Lender’s Pro Rata Share of such drawing (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.02(a) and (b) have been satisfied, such amount shall be deemed to constitute a Base Rate Loan of such Lender and, to the extent of such payment, the Reimbursement Obligations of the Borrowers in respect of such drawing shall be discharged and replaced with the resulting Base Rate Loan and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Lender shall not constitute a Loan and shall not relieve the Borrowers from their obligation to reimburse such drawing).

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(g)          Obligations Absolute. The Borrowers’ obligations under this Section 2.12 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrowers or of any of their Affiliates against the beneficiary of any Facility LC or any such transferee unless such action was the result of the gross negligence or willful misconduct of the applicable LC Issuer.

(h)          Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document reasonably and in good faith believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer in good faith and with reasonable care. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement that could reasonably be expected to expose such LC Issuer to liability for which it would not be entitled to indemnity or reimbursement hereunder, unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.12, each LC Issuer shall in all cases, with respect to the other Lenders only, be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)          [Reserved].

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(j)          Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the relevant LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.12 or any action taken or omitted by such indemnitees hereunder.

(k)          Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

(l)          Separate Reimbursement Agreement. In the event any LC Issuer enters into a separate reimbursement agreement with the Borrowers covering the Facility LCs issued by such LC Issuer and the terms of such reimbursement agreement conflict with or contradict the terms of this Agreement, the terms of this Agreement shall control.

(m)          LC Issuer Agreements. Each LC Issuer agrees that, unless otherwise requested by the Administrative Agent, such LC Issuer shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Facility LCs during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on each Business Day on which such LC Issuer makes any payment pursuant to a Facility LC, the date of such payment and the amount of such payment, (iii) on any Business Day on which any Borrower fails to reimburse a payment made by an LC Issuer in respect of a Facility that is required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such payment and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(n)          Resignation as LC Issuer. Any LC Lender may resign as LC Issuer upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrowers. At the time any such resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the resigned LC Issuer. From and after the effective date of any such resignation, (a) any successor LC Issuer shall have all the rights and obligations of the LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (b) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuer, as the context shall require. After the resignation of an LC Issuer hereunder, the resigned LC Issuer shall remain a party hereto to the extent that Facility LCs issued by it remain outstanding and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to the Facility LCs issued by it prior to such resignation, but shall not be required to issue additional Facility LCs.

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Section 2.13.         Incremental Facilities.

(a)          The Borrowers may, by written notice to the Administrative Agent, elect to request prior to the applicable Commitment Termination Date, an increase to any then-existing Class of Revolving Commitments (any such increase, “New Revolving Commitments”), by an aggregate amount not to exceed $50,000,000. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the New Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender”) to whom the Borrowers propose any portion of such New Revolving Commitments be allocated and the amounts of such allocations, which Eligible Assignee must be reasonably acceptable to the Administrative Agent (it being understood that a Lender or an Affiliate of a Lender or an Approved Fund shall be deemed reasonably acceptable); provided that the Administrative Agent may elect or decline to arrange such New Revolving Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment. Such New Revolving Commitments shall become effective as of such Increased Amount Date; provided that (A) no Default or Event of Default shall exist on such Increased Amount Date both prior to and after giving effect to such New Revolving Commitments; (B) all of the representations and warranties contained herein or in any Loan Document shall be true and correct in all material respects on and as of such Increased Amount Date to the same extent as though made on and as of such Increased Amount Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (C) the Parent Borrower and the Subsidiaries shall be in pro forma compliance with Sections 7.09, 7.10, 7.11, and 7.12 giving effect to such New Revolving Commitments and appropriate pro forma adjustments, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneously with the Incurrence of such New Revolving Commitments and any borrowing thereunder; and (D) each New Revolving Commitment is in a minimum amount of $10,000,000 and in additional increments of $5,000,000. In connection with any New Revolving Commitments, (x) all New Revolving Commitments shall be effected pursuant to one or more joinders to this Agreement executed and delivered by the Borrowers, the New Revolving Lenders and the Administrative Agent, each of which shall be recorded in the Register and each New Revolving Lender shall be subject to the requirements set forth in Section 3.01(e); (y) the Borrowers shall make any payments required pursuant to Section 3.04 in connection with the New Revolving Commitments; and (z) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

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(b)          On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) (A) each of the Revolving Lenders of the relevant Class shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders of the relevant Class, at the principal amount thereof, such interests in the Revolving Loans of the relevant Class outstanding on such Increased Amount Date and (B) each of the Revolving Lenders of the relevant Class will automatically and without further act be deemed to have assigned to each of the New Revolving Lenders, and each of the New Revolving Lenders will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Facility LCs and LC Obligations, if applicable, in each case of clauses (A) and (B) as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Exposure will be held by then-existing Revolving Lenders of the relevant Class and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto. For the avoidance of doubt, the terms and provisions of the New Revolving Loans and New Revolving Commitments shall be documented solely as an increase, and shall be identical, to the then-existing Revolving Commitments (other than, for the avoidance of doubt, any upfront fees paid to the New Revolving Lenders).

The Administrative Agent shall notify Lenders promptly upon receipt of a Borrower's notice of each Increased Amount Date and in respect thereof (x) the New Revolving Commitments and the New Revolving Lenders and (y) the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.13.

Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on any Increased Amount Date, this Agreement may be amended to the extent (but only to the extent) necessary to reflect the New Revolving Commitments with respect thereto. Any such amendment may be effected in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto but without the consent of any other party hereto.

Section 2.14.         Maturity Extension of Revolving Loans.

(a)          The Borrowers may from time to time, pursuant to the provisions of this Section 2.14, agree with one or more Lenders holding Revolving Loans and Revolving Commitments of any Class to extend the maturity date of such Class of Loans and to provide for other terms consistent with this Section 2.14 (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders under any Class that is proposed to be extended under this Section 2.14, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Revolving Commitments of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than thirty (30) days prior to the maturity of the applicable Class or Classes to be extended of the requested new termination date for the extended Revolving Loans and Revolving Commitments of each such Class (each, an “Extended Termination Date”) and the due date for Lender responses, which due date shall be no sooner than ten (10) Business Days after delivery of such notice by the Company. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. Any Lender that declines or does not respond to an Extension Offer by the applicable due date (a “Declining Lender”) will have its Revolving Commitment terminated on the earlier of (1) the then-existing Commitment Termination Date (without regard to any extensions by the other Lenders) and (2) the date such Declining Lender is replaced in accordance with Section 10.14. In connection with any Extension, the Borrowers shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.14.

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(b)          After giving effect to any Extension, the Revolving Commitments so extended shall cease to be a part of the Class of which they were a part immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than three (3) different Classes of Revolving Commitments; provided, further, that, (i) all Credit Extensions and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the applicable Commitment Termination Date, (ii) the allocation of the outstanding Obligations with respect to any then-existing or subsequently issued or made Facility LC as between the Revolving Commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the applicable Commitment Termination Date has occurred, (iii) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full) and (iv) with respect to the Facility LCs, the Commitment Termination Date with respect to the Revolving Commitments may not be extended without the prior written consent of the Administrative Agent and the LC Issuer. If the Total Utilization of Revolving Commitments exceeds the Revolving Commitments as a result of the occurrence of the Commitment Termination Date while an extended Class of Revolving Commitments remains outstanding, the Borrowers shall make such payments as are necessary in order to eliminate such excess on such date.

(c)          The consummation and effectiveness of each Extension shall be subject to the following:

(i)          no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension (after giving effect to such Extension);

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(ii)         the Revolving Loans or Revolving Commitments, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Revolving Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Revolving Loans or Revolving Commitments, as applicable, subject to the related Extension Amendment (as applicable, “Existing Revolving Loans” or “Existing Revolving Commitments”), except (A) the final maturity date of any Extended Revolving Commitments of a Class to be extended pursuant to an Extension may be later than the Latest Maturity Date at the time of such Extension, and the Average Life of any Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the Average Life of the Class of Existing Revolving Commitments, as applicable, subject to the Latest Maturity Date at the time of such Extension; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Loans or Existing Revolving Commitments, as applicable; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) no repayment of any Extended Revolving Loans or Extended Revolving Commitments, as applicable, shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (E) the Extended Revolving Loans and/or Extended Revolving Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Revolving Commitments; and (F) the other terms and conditions applicable to Extended Revolving Loans and/or Extended Revolving Commitments may be terms different than those with respect to the Existing Revolving Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the Latest Maturity Date; provided, further, that each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to give effect to the provisions of this Section 2.14, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, that no Extension Amendment may provide for any Class of Extended Revolving Commitments to be secured by any assets of any Subsidiary that do not also secure the Existing Revolving Commitments;

(iii)        all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrowers generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(iv)        a minimum amount in respect of such Extension (to be determined in the Parent Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $50,000,000, unless another amount is agreed to by the Administrative Agent in its reasonable discretion) shall be satisfied; and

(v)         no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions precedent set forth in Section 4.02(a), (b) and (c) shall be satisfied (with all references in such Section to the making of a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Company.

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(d)          For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.10 and Section 10.01 will not apply to any payment of interest or fees in respect of any Extended Revolving Commitments that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Revolving Loans of any other Class, in each case as is set forth in the relevant Extension Offer made pursuant to and in accordance with the provisions of this Section 2.14 with respect to such Extensions of Revolving Commitments.

(e)          [Reserved].

(f)          The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Revolving Commitments created pursuant to an Extension, in each case on terms consistent with this Section 2.14. Without limiting the foregoing, in connection with any Extension, (i) the Borrowers and the appropriate Guarantors shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Loan Document that the Administrative Agent reasonably requests to be amended to reflect the then latest Extended Termination Date and (ii) the Borrowers and the appropriate Guarantors shall deliver such board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith (in each case, in form and substance similar to such documents delivered by the Credit Parties on the Closing Date) and, if requested by the Administrative Agent, a legal opinion of counsel in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that an opinion similar in form and substance to the opinion delivered by counsel to the Borrowers on the Closing Date, shall be deemed to be reasonably acceptable).

(g)          Promptly following the consummation and effectiveness of any Extension, the Company will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Termination Date and material economic terms of the Extension and the aggregate principal amount of each Class of Revolving Loans and Revolving Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

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ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.01.         Taxes.

(a)          Payments Free of Indemnified Taxes and Other Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of such applicable withholding agent) to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the amount so payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings for such Indemnified Tax have been made (including deductions and withholdings for such Indemnified Tax applicable to additional amounts so payable under this Section 3.01) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the amount it would have received had no such deductions or withholdings been made. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b)          Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Borrowers. Without duplication of the provisions of subsection (a) above, the Borrowers shall indemnify the Administrative Agent, each Lender and each LC Issuer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes in respect of payments under any Loan Document (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) that are imposed on or payable by the Administrative Agent, such Lender or such LC Issuer, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrowers by a Lender or any LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Borrower shall be under any obligation to indemnify the Administrative Agent, any Lender or any LC Issuer under this Section 3.01 with respect to (i) any amounts withheld or deducted by Borrowers prior to the date that is 360 days prior to the date that the Administrative Agent, such Lender or such LC Issuer makes a written demand therefor or (ii) any Indemnified Taxes paid by the Administrative Agent, a Lender or a LC Issuer if written demand therefor is made to the Borrowers on a date that is 360 days after the date the Administrative Agent, such Lender or such LC Issuer filed the tax return with respect to which such Indemnified Taxes relate.

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e)          Status of Lenders. Each Lender shall deliver to the Borrowers and to the Administrative Agent, whenever reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (i) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (ii) to determine, if applicable, the required rate of withholding or deduction and (iii) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. In addition, any Lender, if reasonably requested by the Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall notify the Borrowers and the Administrative Agent in writing and shall update or otherwise correct the affected documentation or notify the Borrowers and the Administrative Agent in writing that such Lender is not legally eligible to do so. Notwithstanding anything to the contrary in the preceding paragraph, the completion, execution and submission of such documentation will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Each Lender shall deliver to the Borrowers and the Administrative Agent (in such number of duly completed and executed copies as shall be requested by the recipient), at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from any payment under this Agreement or the other Loan Documents pursuant to FATCA. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Without limiting the generality of the foregoing,

(A)         the Administrative Agent shall deliver to the Borrowers on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers);

(i)          executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and

(ii)         executed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) or Section 1.1441-1T(b)(2)(iv)(A) of the United States Treasury Regulations);

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(B)         any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent duly completed and executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrowers or the Administrative Agent (in such number of signed copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrowers or the Administrative Agent) as will enable the Borrowers or the Administrative Agent, as the case may be, to determine that such Lender is not subject to U.S. federal backup withholding or information reporting requirements; and

(C)         each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of signed copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(iii)        IRS Form W-8BEN or W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(iv)        IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Document (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,

(v)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers, within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto),

(vi)        where such Foreign Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s); provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)), or

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(vii)       any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to provide.

For purposes of this Section 3.01(e), the term “Lender” includes each LC Issuer.

(f)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 3.02.         Illegality.

(a)          If any Change in Law, after the Closing Date, has made it unlawful, or if any central bank or other Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans or for any LC Issuer to issue or participate in Facility LCs, then, on notice thereof by the Lender or the LC Issuer to the Borrowers through the Administrative Agent, any obligation of that Lender or that LC Issuer to make Eurodollar Rate Loans or to issue or participate in Facility LCs, as applicable, shall be suspended until the Lender or the LC Issuer notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

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(b)          If it shall have become unlawful for such Lender to maintain any Eurodollar Rate Loan after the Closing Date, upon the Borrowers’ receipt of written notice of such fact and demand from such Lender (with a copy to the Administrative Agent), such Eurodollar Rate Loans of that Lender then outstanding, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan, shall convert to a Base Rate Loan on such applicable date and on such date the Borrowers shall pay to the applicable Lender accrued interest on such Eurodollar Rate Loan along with all amounts required under Section 3.04.

(c)          If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrowers may elect, by the Company giving notice to the Lender through the Administrative Agent, that all Revolving Loans which would otherwise be made or maintained by the Lender as Eurodollar Rate Loans shall instead be Base Rate Loans.

(d)          If any Lender or any LC Issuer requests compensation pursuant to Section 3.01, 3.02 or 3.03, the Borrowers are required to pay any increased payment or indemnity payment pursuant to Section 3.01, 3.02 or 3.03, or Eurodollar Rate Loans or commitments to make Eurodollar Rate Loans are automatically converted to Base Rate Loans or commitments to make Base Rate Loans, as the case may be, pursuant to Section 3.02, then such Lender or such LC Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Eurodollar Rate Loans or issuing its Facility LCs hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such LC Issuer, such designation or assignment (i) would eliminate the need for the notice pursuant to this Section 3.02 or such payment pursuant to Section 3.01 or 3.03, and (ii) in each case, would not subject such Lender or such LC Issuer to any additional cost or expense and would not otherwise be disadvantageous to such Lender or such LC Issuer in any material economic, legal or regulatory respect.

Section 3.03.         Increased Costs and Reduction of Return.

(a)          If any Lender or any LC Issuer reasonably and in good faith determines that, due to either (x) Change in Law or (y) the compliance by that Lender or that LC Issuer with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or such LC Issuer agreeing to issue or issuing or participating in Facility LCs, in each case, including Taxes (other than (i) Taxes described in clauses (b), (c) and (d) of the definition of “Excluded Taxes”, (ii) Connection Income Taxes and (iii) Indemnified Taxes that are covered by Section 3.01) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, liabilities or capital attributable thereto, then the Borrowers shall be liable for, and shall from time to time, promptly upon written demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such LC Issuer, additional amounts as are sufficient to compensate such Lender or such LC Issuer for such increased costs.

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(b)          If any Lender or any LC Issuer reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or the LC Issuer or any corporation controlling the Lender or the LC Issuer with any of the foregoing, in each case after the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s, such LC Issuer’s or such corporation’s capital as a consequence of such Lender’s or such LC Issuer’s obligations hereunder to a level below that which such Lender, such LC Issuer or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s, such LC Issuer’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such LC Issuer to be material, then from time to time, within thirty days after submission by such Lender or such LC Issuer to the Borrowers (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender, such LC Issuer or corporation and a reasonably detailed explanation of the calculation thereof, the Borrowers shall pay to such Lender or such LC Issuer such additional amount or amounts as will compensate such Lender, such LC Issuer or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section 3.03(b) submitted by such Lender or such LC Issuer, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 3.03(b), the Borrowers shall not be required to compensate a Lender or an LC Issuer pursuant to this Section 3.03(b) for any amounts incurred more than 270 days prior to the date that such Lender or such LC Issuer notifies the Borrowers of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)          Notwithstanding anything herein to the contrary, for all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or other regulatory authorities, in each case, pursuant to Basel III, will in each case, regardless of the date adopted, issued, promulgated or implemented be deemed to have been a Change in Law adopted and to have taken effect after the Closing Date.

Section 3.04.         Funding Losses.

The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss (other than loss of profits or the Applicable Margin), expense or liability which the Lender may sustain or incur as a consequence of:

(a)          the failure of the Borrowers to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

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(b)          the failure of the Borrowers to continue a Eurodollar Rate Loan after the applicable Borrower has given (or is deemed to have given) a Conversion/Continuation Notice thereof;

(c)          the failure of the Borrowers to make any prepayment of a Eurodollar Rate Loan in accordance with any notice of prepayment given by a Borrower;

(d)          the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period;

(e)          a Credit Extension of any Eurodollar Rate Loan does not occur on a date specified therefor in a Loan Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; or

(f)          any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to the Revolving Loan;

including, in each case of clauses (a) through (f) above any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding (i) any administrative fee or other amount chargeable by such Lender for the calculation of such loss and (ii) in the case of Eurodollar Rate Loans, the Applicable Margin for such Eurodollar Rate Loans. In the case of a Eurodollar Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

Section 3.05.         Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any notice of continuation then submitted by it pursuant to Section 2.03. If the Borrowers do not revoke such notice of continuation, the Lenders shall make, convert or continue the Revolving Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Revolving Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

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Section 3.06.         Certificates of Lenders.

Any Lender claiming reimbursement or compensation under this Article shall deliver to the Borrowers (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of demonstrable error. Such certificate shall set forth in reasonable detail the methodology used in determining the amount payable to the Lender.

Section 3.07.         Substitution of Lenders; Mitigation.

(a)          If a Borrower receives notice from any Lender of a claim for compensation or of any illegality under Section 3.01, 3.02 or 3.03, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign all of its Revolving Loans and Revolving Commitment (with the assignment fee to be paid by a Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrowers; provided that (x) the Borrowers shall be obligated to replace all Lenders that have made similar requests for compensation, (y) each such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees, funded participations in Facility LCs and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter. The Borrowers shall release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Revolving Loans; provided that if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (i) the date on which the assignee Lender executes and delivers such Assignment and Assumption and/or such other documentation and (ii) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrowers to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Administrative Agent shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Lender.

Section 3.08.         Survival.

The agreements and obligations of the Borrowers in Section 3.01, Section 3.03, Section 3.04 and Section 3.06 shall survive the termination of this Agreement and the payment of all other Obligations.

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ARTICLE 4
Conditions Precedent

Section 4.01.         Conditions to Effectiveness.

This Agreement shall become effective on the date that each of the following conditions precedent are satisfied or waived:

(a)          The Administrative Agent shall have received each of the following, each of which shall be originals, facsimiles or PDFs delivered by electronic mail unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)          executed counterparts of this Agreement and the Guarantee Agreement; and

(ii)         a Revolving Loan Note executed by the Borrowers in favor of each Lender that has requested a Revolving Loan Note at least three Business Days prior to the Closing Date.

(b)          The Administrative Agent and the Lenders shall have received (i) the Historical Financial Statements and (ii) a pro forma consolidated balance sheet of CF Corporation as of September 30, 2017 and a pro forma statement of operations for the nine-month period ending on September 30, 2017, in each case adjusted to give effect to the Fidelity Acquisition and the other transactions related thereto as if they had occurred at the beginning of the period.

(c)          The Administrative Agent shall have received:

(i)          copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Credit Party authorizing the Transactions to which such Credit Party is a party, certified as of the Closing Date by a Responsible Officer of such Credit Party;

(ii)         a certificate of a Responsible Officer of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Credit Party hereunder;

(iii)        the articles or certificate of incorporation or equivalent document of each Credit Party as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date;

(iv)        the by-laws, bye-laws or equivalent document of each Credit Party as in effect on the Closing Date, certified by a Responsible Officer of such Credit Party as of the Closing Date;

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(v)         to the extent such concept is applicable in such jurisdiction, a certificate of good standing or equivalent document for each Credit Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date; and

(vi)        a certificate of compliance for each Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary) from the applicable Department as of a recent date.

(d)          The Administrative Agent shall have received written opinions, reasonably acceptable to the Administrative Agent in form and substance, (addressed to the Administrative Agent, the LC Issuers and the Lenders and dated the Closing Date) from (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Credit Parties and (ii) ASW Law Limited, Bermuda counsel for the Credit Parties (such opinion to be issued in relation to the Parent Borrower only).

(e)          The Administrative Agent and the Lead Arrangers shall have been paid all costs, fees and expenses (including, without limitation, Attorney Costs of the Administrative Agent and the Lead Arrangers) to the extent then due and payable to the Administrative Agent or the Lead Arrangers, including those fees payable pursuant to the Commitment Letter (and with respect to expenses of the Lead Arrangers (other than Attorney Costs) limited to those expenses provided for in the Commitment Letter and (except in the case of fees) to the extent invoiced to the Borrowers no later than three Business Days prior to the Closing Date.

(f)          The Administrative Agent shall have received (i) a certificate signed by a Responsible Officer of the Company, dated as of the Closing Date certifying that each of the conditions precedent specified in clauses (g), (h), (j) and (k) of this Section 4.01 have been satisfied and (ii) a solvency certificate executed by an authorized representative of the Parent Borrower, substantially in the form of Exhibit H.

(g)          The acquisition of Fidelity & Guaranty Life by the Parent Borrower shall have been consummated (or will be consummated substantially concurrently with the Closing Date (the “Fidelity Acquisition”)), in all material respects in accordance with the terms of the Merger Agreement. The Merger Agreement shall not have been amended or waived in any material respect by CF Corporation or any of its affiliates, nor shall CF Corporation or any of its affiliates have given a material consent thereunder, in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change to the definition of “Company Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Lenders); provided that (a) any amendment, waiver or consent which results in a 10% or less reduction in the purchase price for the Fidelity Acquisition shall not be deemed to be materially adverse to the Lenders and (b) any increase in purchase price for the Fidelity Acquisition shall not be deemed to be materially adverse to the Lenders to the extent funded with common equity of FGL US Holdings Inc.

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(h)          On the Closing Date, the Sponsors, the other Equity Providers (as defined in the Merger Agreement) and the Forward Purchasers (as defined in the Merger Agreement) shall have contributed to CF Corporation cash that, together with cash currently held in a trust account of CF Corporation, will be sufficient to pay the aggregate Merger Consideration (as defined in the Merger Agreement) and related fees and expenses (such aggregate amount, the “Equity Amount”) in an amount not less than $1,900,000,000, which shall include both preferred stock and common stock of CF Corporation issued in connection with the Fidelity Acquisition and the transactions related thereto. Immediately following receipt of the portion of the Equity Amount which constitutes a contribution from the Equity Providers and the Forward Purchasers, CF Corporation shall have contributed the Equity Amount to its wholly owned subsidiary, the Parent Borrower, as an equity or surplus contribution.

(i)          Each Credit Party shall have provided at least three Business Days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least ten days prior to the Closing Date by the Administrative Agent as is mutually agreed to be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j)          Since September 30, 2016, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement), except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Fidelity & Guaranty Life and publicly available prior to the date of the Merger Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature).

(k)          The Specified Representations shall be true and correct in all material respects and (ii) the representations and warranties made by Fidelity & Guaranty Life in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that CF Corporation or FGL Merger Sub Inc. (or any of their respective affiliates) have the right (taking into account any applicable cure provisions) to terminate their (or such affiliates’) obligations under the Merger Agreement, or to decline to consummate the Fidelity Acquisition (in each case, in accordance with the terms thereof and without liability to any of them), as a result of a breach of such representations and warranties shall be true and correct in all material respects, except that, in the case of any representation or warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Merger Agreement, for purposes of such representations and warranties.

(l)          If the initial Credit Extension includes (i) the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application or (ii) a Revolving Loan, the Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

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Section 4.02.         Conditions to All Borrowings.

The obligation of any Lender or any LC Issuer to make any Revolving Loans or to issue any Facility LCs, on any Borrowing Date (other than on the Closing Date), is subject to satisfaction of the following conditions precedent:

(a)          All of the representations and warranties contained herein or in any Loan Document by the Borrowers and each Guarantor shall be true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b)          No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension.

(c)          The Administrative Agent shall have received a Loan Notice or Facility LC Application, as applicable, in accordance with the requirements hereof.

(d)          After making the Credit Extension requested on such Borrowing Date (i) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (ii) the Revolving Exposure of each Lender shall not exceed the Revolving Commitments of such Lender.

Each Loan Notice and each Facility LC Application submitted by the applicable Borrower (other than in connection with a Credit Extension on the Closing Date) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.

Section 4.03.         Determinations Under Section 4.01.

For purposes of determining compliance with the conditions specified in Section 4.01, by entering into this Agreement, each of the Lenders and each of the LC Issuers shall be deemed to have consented to, approved or accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders and the LC Issuers.

ARTICLE 5
Representations and Warranties

The Borrowers represent and warrant to the Administrative Agent, the Lenders and the LC Issuers that on the Closing Date, on the date of the making of each Revolving Loan and on the date of issuing each Facility LC hereunder, the following statements are true and correct:

Section 5.01.         Corporate Existence and Power.

Each Credit Party and each of its Subsidiaries:

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(a)          (i) is duly organized or incorporated and validly existing and (ii) in good standing (only to the extent such concept is applicable), in each case, under the laws of the jurisdiction of its incorporation or organization;

(b)          has the corporate (or other organizational) power and authority (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party;

(c)          is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification; and

(d)          is in compliance with all Requirements of Law applicable to it or its property (it being understood and agreed that this Section 5.01(d) shall not apply to Requirements of Law covered by Section 5.19);

except, in each case referred to in clauses (a)(i) (except with respect to the Borrowers, the Bermuda Reinsurer and FGL Insurance), (a)(ii), (c) and (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in the imposition of substantial penalties.

Section 5.02.         Corporate Authorization; No Contravention.

The Transactions to be entered into by each Credit Party are within such Person’s corporate or other organizational powers. The Transactions (including the execution, delivery and performance by each Credit Party of each Loan Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of each Credit Party and do not and will not:

(a)          contravene the terms of any of such Credit Party’s or any of its Subsidiaries articles of incorporation, by-laws, bye-laws, memorandum and articles of association or other organizational documents;

(b)          conflict with or result in any breach, violation or contravention of, or result in or require the creation of any Lien under, any agreement, document or instrument evidencing any material Contractual Obligation or Material Indebtedness to which such Credit Party or any of its Subsidiaries is a party, except, in each case, to the extent that such conflict, breach, violation, contravention or Lien, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(c)          violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or any of its Subsidiaries or its property is subject, except to the extent that such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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Section 5.03.         Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the Transactions (including the execution, delivery or performance by, or enforcement against, each Credit Party of each Loan Document to which it is a party), except such as have been obtained and are in full force and effect (including, without limitation, the approval of the applicable Department of each Insurance Subsidiary, if required).

Section 5.04.         Binding Effect.

This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document to which such other Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, in each case enforceable against the Borrowers or such other Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.05.         Litigation.

Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of such Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Credit Party or any of its Subsidiaries or any of their respective properties that: (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions (including the Transactions) contemplated hereby or thereby or (b) could reasonably be expected to, individually or in the aggregate have a Material Adverse Effect.

Section 5.06.         No Default.

No Default or Event of Default has occurred and is continuing. Neither such Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations to which it may be subject or by which it or any of its properties may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 5.07.         ERISA Compliance.

(a)          Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of such Credit Party, nothing has occurred which could reasonably be expected to cause the loss of such qualification, except where such non-qualification could not reasonably be expected to have a Material Adverse Effect. Such Credit Party, its Subsidiaries and each ERISA Affiliate have made all required contributions to any Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan, except where such lack of contribution or application for funding waiver could not reasonably be expected to have a Material Adverse Effect.

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(b)          There are no pending or, to the knowledge of such Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of such Credit Party, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c)          Except for occurrences or circumstances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or could be reasonably expected to occur and (ii) no Single Employer Pension Plan has any Unfunded Pension Liability.

(d)          To the extent the assets of the Borrowers are deemed to be “plan assets” within the meaning of Section 3(42) of ERISA, or otherwise, (i) on each day that an extension of credit pursuant to a Credit Extension is in effect, such extension of credit will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code as a result of the applicability of Prohibited Transaction Class Exemption 95-60, and (ii) at any time when regulation 29 C.F.R. Section 2510.3-21, as modified in 2016, is applicable, the fiduciary making the decision on behalf of the Borrowers with respect to the Credit Extension will be deemed to represent and warrant that it (v) is a bank, insurance company, registered investment adviser, broker-dealer or other person with financial expertise, in each case as described in 29 C.F.R. Section 2510.3-21(c)(1)(i); (w) is an independent plan fiduciary within the meaning of 29 C.F.R. Section 2510.3-21; (x) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; (y) is responsible for exercising independent judgment in evaluating the transaction and (z) it is not paying any fee or other compensation to the Lenders, Administrative Agent, Lead Arrangers, LC Issuer, Syndication Agents or Co-Documentation Agents (the “Transaction Parties”) for investment advice (as opposed to other services) in connection with the transaction. In addition, such fiduciary will be deemed to acknowledge and agree that it (1) has been informed (and it is hereby expressly confirmed) that none of the Transaction Parties, or other persons that provide marketing services, nor any of their affiliates, has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity, in connection with the Credit Extensions and (2) has received information concerning, and understands the existence and nature of, the financial interests of the Transaction Parties in the Credit Extensions.

Section 5.08.         Margin Regulations.

Neither such Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans or Facility LCs) will violate or result in a violation of Regulation T, U or X of the FRB.

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Section 5.09.         Title to Properties.

Each Credit Party and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid license rights in (in the case of licensed interests in intellectual property) and (d) good title to (in the case of all other personal property), all of their respective properties and assets necessary or used in the ordinary conduct of their respective businesses except for any failure to have such good title and any defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets of each Credit Party and their Subsidiaries (other than Immaterial Subsidiaries) are free and clear of Liens (other than Liens permitted hereunder or under any other Loan Document).

Section 5.10.         Taxes.

(a)          Each Credit Party and each of its Subsidiaries have timely filed all federal income Tax, other income Tax and other Tax returns and reports required to be filed by any jurisdiction (domestic and foreign) to which any of them is subject, and have paid all federal income Tax, other income Tax and other Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent) when due and payable, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable (provided that such contest effectively suspends collection of the same and enforcement of any Lien securing the same) or those the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no current or proposed Tax audit, assessment, deficiency or other claim or proceeding against such Credit Party or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, each Credit Party and each of its Subsidiaries have made adequate provision in accordance with SAP or GAAP (as applicable) for all Taxes not yet due and payable.

Section 5.11.         Financial Condition.

(a)          Each of the Historical Financial Statements:

(i)          were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year-end and audit adjustments and the absence of footnote disclosure;

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(ii)         fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii)        show all material Indebtedness of the Company and its consolidated Subsidiaries as of the date thereof and changes in Capital and Surplus of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.

(b)          Each of (x) the December 31, 2016 Annual Statement of each Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary) and (y) the June 30, 2017 Quarterly Statement of each Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary) (collectively, the “Historical Statutory Statements”):

(i)          were prepared in accordance with SAP, except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments; and

(ii)         were in all material respects in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and changes in Capital and Surplus of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.

Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statement.

(c)          On and as of the Closing Date, the projections of the Parent Borrower that have been made available to the Lead Arrangers or the Lenders by or on behalf of the Parent Borrower have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Administrative Agent or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.

(d)          Since June 30, 2017, no event, circumstance or change has occurred that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect; provided that, neither (a) the negotiation, execution, announcement, pendency, performance or compliance with the express terms of the Merger Agreement or the consummation of the transactions contemplated therein, and no effect arising out of, or resulting from, such activities nor (b) any event, circumstance or change disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Fidelity & Guaranty Life and publicly available prior to the date hereof (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature) shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur.

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Section 5.12.         Environmental Matters.

(a)          All properties owned or leased by such Credit Party or any of its Subsidiaries have been, and continue to be, owned or operated by such Credit Party and its Subsidiaries in compliance with all Environmental Laws, except where failure to so comply could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)          There have been no past, and there are no pending or, to the knowledge of such Credit Party, threatened, Environmental Claims against such Credit Party or any of its Subsidiaries, except for such Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          There has been no Release of Hazardous Materials at, on, under or from any property now or, to the knowledge of such Credit Party, previously owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

(d)          Such Credit Party and each of its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Law to own and operate their property or to conduct their businesses except where failure to obtain or comply with the foregoing could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e)          There are no underground or above ground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)          To the knowledge of such Credit Party, neither such Credit Party nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that could reasonably be expected to result in liability of such Credit Party or any of its Subsidiaries under any Environmental Law, except any such liability which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(g)          To the knowledge of such Credit Party, there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

Section 5.13.         Investment Company Act of 1940.

No Credit Party is required to register as an investment company under the Investment Company Act of 1940, as amended.

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Section 5.14.         Subsidiaries.

Schedule 5.14 sets forth the name of, and the ownership interest of the Parent Borrower (or the applicable Subsidiary) in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, Foreign Subsidiary and/or an Insurance Subsidiary, in each case as of the Closing Date.

Section 5.15.         Insurance and Other Licenses.

(a)          Schedule T to the most recent Annual Statement of each Insurance Subsidiary (other than an Insurance Subsidiary that is a Foreign Subsidiary) lists, as of the Closing Date, all of the jurisdictions in which such Insurance Subsidiary holds active Licenses. No material License of any Insurance Subsidiary is the subject of a proceeding for suspension or revocation and to such Credit Party’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority, except in any such case where such proceedings would not have a Material Adverse Effect.

(b)          Such Credit Party and each of its Subsidiaries has all governmental licenses, authorizations, consents, and approvals (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party; except, in each case referred to in the preceding clauses (b)(i) and (ii), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)          Such Credit Party and each of its Subsidiaries is duly licensed under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such license; except, in each case referred to in this clause (c), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          Such Credit Party and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except, in each case referred to in this clause (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16.         Full Disclosure.

All written information other than the Projections and information of a general economic or general industry nature (collectively, the “Information”) that has been or will be made available to the Administrative Agent, any Lender or any LC Issuer by or on behalf of each Borrower or any of its representatives, taken as a whole, and taken together with (i) all filings with the SEC of Fidelity & Guaranty Life, prior to the date hereof and (ii) the Definitive Proxy Statement on Schedule 14A, filed by CF Corporation on July 26, 2017, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto).

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Section 5.17.         Solvency.

Immediately after the Transactions to occur on the Closing Date are consummated, and, upon the incurrence of any Revolving Loan or any Facility LC by any Credit Party on any date on which this representation and warranty is made, and after giving effect to the application of the proceeds of such Loan or such Facility LC:

(a)          the fair value of the assets of the Parent Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)          the present fair saleable value of the property of the Parent Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)          the Parent Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)          the Parent Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

Section 5.18.         Insurance.

Other than as could not reasonably be expected to have a Material Adverse Effect, the insurance maintained by or reserved on the books of such Credit Party and its Subsidiaries is sufficient to protect such Credit Party and its Subsidiaries and their respective directors and officers against such risks as are usually insured against in accordance with industry practice by companies in the same or similar business.

Section 5.19.         Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(a)          The Credit Parties and their Subsidiaries, their respective officers and directors and, to the knowledge of such Credit Party, Affiliates controlled by the Parent Borrower, employees and agents are in compliance with Anti-Corruption Laws in all material respects. Each of the Credit Parties and its respective Subsidiaries has implemented and maintains policies and procedures reasonably designed to promote and achieve continued compliance with applicable Anti-Corruption Laws.

(b)          No Credit Party or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of such Credit Party, employees, agents or Affiliates controlled by the Parent Borrower which will benefit from the credit facilities established hereby is in violation of any applicable Anti-Money Laundering Law in any material respect. Each of the Credit Parties and its respective Subsidiaries has implemented and maintains policies and procedures reasonably designed to promote and achieve continued compliance with applicable Anti-Money Laundering Laws.

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(c)          No Credit Party or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of such Credit Party, employees, agents or Affiliates controlled by the Parent Borrower which will benefit from the credit facilities established hereby: (i) is a Sanctioned Person; or (ii) has engaged in the past five (5) years in any dealings with, involving or for the benefit of, any Sanctioned Person, in each case in violation of applicable Sanctions. Each of the Credit Parties and its respective Subsidiaries has implemented and maintains policies and procedures reasonably designed to promote and achieve continued compliance with applicable Sanctions.

(d)          The Borrowers will not use, directly or indirectly, any part of any proceeds of any Revolving Loan or any Credit Extension or lend, contribute or otherwise make available such proceeds: (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (ii) in violation of Anti-Money Laundering Laws; (iii) to fund or facilitate any activities or business of, with or involving any Sanctioned Person in violation of applicable Sanctions; or (iv) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto, including any Lender.

Section 5.20.         Use of Proceeds.

Such Credit Party will use the proceeds of the Revolving Loans and Facility LCs (a) for working capital, growth initiatives and general corporate purposes of the Borrowers and their respective Subsidiaries and for other purposes not prohibited by this Agreement and (b) to pay fees, commissions and expenses incurred in connection with this Agreement and the Transactions.

Section 5.21.         Representations as to Foreign Jurisdiction Matters.

(a)          Each Credit Party organized under the laws of Bermuda is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by such Credit Parties of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. No Credit Party organized under the laws of Bermuda or any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), in each case under the laws of Bermuda in respect of its obligations under the Loan Documents.

(b)          The Loan Documents are in proper legal form under the laws of Bermuda for the enforcement under the laws of Bermuda thereof against each of the Credit Parties organized under the laws of Bermuda, and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents in Bermuda that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in Bermuda or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until the Loan Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of such Credit Party.

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(c)          As of the Closing Date, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by each Credit Party organized under the laws of Bermuda pursuant to the Loan Documents.

(d)          The execution, delivery and performance of the Loan Documents by each Credit Party organized under the laws of Bermuda are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 5.22.         EEA Financial Institutions.

No Borrower is an EEA Financial Institution.

ARTICLE 6
Affirmative Covenants

Until all principal of and interest on each Revolving Loan, all Reimbursement Obligations and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated and no Facility LC is outstanding (except those that are Cash Collateralized), the Borrowers covenant and agree with the Lenders to, and the Borrowers shall cause each of their respective Subsidiaries to, as applicable:

Section 6.01.         Financial Statements.

The Borrowers shall deliver to the Administrative Agent and each Lender:

(a)

(i)             promptly upon filing thereof with the SEC, if applicable (including as part of a Form 10-K), but in any event within one hundred (100) days after the end of each Fiscal Year for the Parent Borrower, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Parent Borrower as at the end of such Fiscal Year and the related consolidated statements of income, shareholders’ or stockholders’ equity and cash flows of the Parent Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (to the extent corresponding figures for the previous Fiscal Year were prepared) and (ii) a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Parent Borrower (“Independent Auditor”) (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (provided that a qualification may be included in any such audit report for a period ending within the twelve (12) month period preceding the scheduled maturity date with respect to a Class of Loans under this Agreement to the extent that such qualification is related solely to an upcoming Commitment Termination Date hereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP); and

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(ii)            promptly upon filing thereof with the SEC, if applicable (including as part of a Form 10-K), but in any event within one hundred thirty-five (135) days after the end of each Fiscal Year for the Bermuda Reinsurer, commencing with the Fiscal Year in which the Closing Date occurs, the consolidated balance sheets of the Bermuda Reinsurer as at the end of such Fiscal Year and the related consolidated statements of income, shareholders’ or stockholders’ equity and cash flows of the Bermuda Reinsurer for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (to the extent corresponding figures for the previous Fiscal Year were prepared);

(b)          promptly upon filing thereof with the SEC, if applicable (including as part of a Form 10-Q), and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (other than the Fiscal Quarter in which the Fidelity Acquisition occurs, in which case within seventy-five (75) days after the end of such Fiscal Quarter), commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of the Parent Borrower and the Bermuda Reinsurer as at the end of such Fiscal Quarter and the related consolidated statements of income, shareholders’ or stockholders’ equity and cash flows of each of the Parent Borrower and the Bermuda Reinsurer for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (to the extent corresponding figures for the corresponding periods of the previous Fiscal Year were prepared), certified by a Responsible Officer of the applicable Person whose financial statements are being delivered, as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations and cash flows of such Person;

(c)          (i) with respect to each Insurance Subsidiary (other than an Insurance Subsidiary that is a Foreign Subsidiary (except for the Bermuda Reinsurer)) within two Business Days after delivery to the applicable Department, and in any event not later than ninety (90) days after the close of each Fiscal Year of such Insurance Subsidiary (other than the Bermuda Reinsurer) and not later than four months after the close of each Fiscal Year of the Bermuda Reinsurer (unless the Bermuda Monetary Authority has agreed to extend the time period for delivery, in which case not later than seven months after the close of each Fiscal Year of the Bermuda Reinsurer), copies of the unaudited Annual Statement of such Insurance Subsidiary on a stand-alone basis in each case, to the extent such Annual Statement is required to be delivered to the applicable Department, the stand-alone Annual Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) if required by the applicable Department, copies of the audited Annual Statement of each Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary (except the Bermuda Reinsurer)), on a stand-alone basis, in each case, audited and certified by independent certified public accountants of recognized national standing (such audited Annual Statement to be delivered within five days after delivery to the applicable Department and in any event not later than April 30 of each year);

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(d)          within five days after delivery to the applicable Department, and in any event not later than forty-five (45) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary), copies of the Quarterly Statement of such Insurance Subsidiary, in each case, to the extent such Quarterly Statement is required to be delivered to the applicable Department, on a stand-alone basis, the stand-alone Quarterly Statement to be certified by a Responsible Officer of such Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary), all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein;

(e)          within one hundred (100) days after the close (or, in the case of Raven Reinsurance Company, by June 30) of each Fiscal Year of each Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary), a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each such Insurance Subsidiary that is provided to the applicable Department (or equivalent information should such Department no longer require such a statement), to the extent required by the applicable Department, as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary; and

(f)          within thirty (30) days of receipt of any audit committee report prepared by a Credit Party’s accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled “Errors or Irregularities”, “Illegal Acts” or “Misstatements Due to Fraud”, the Borrowers will provide copies of such sections to the Administrative Agent.

Section 6.02.         Certificates; Other Information.

The Borrowers shall furnish to the Administrative Agent, for further distribution to each Lender:

(a)          concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate executed by a Responsible Officer of the Parent Borrower (it being understood and agreed that, if the financial statements of the Bermuda Reinsurer for any fiscal year referred to in Section 6.01(a)(ii) are delivered on a date other than the date on which the Parent Borrower delivers the Compliance Certificate pursuant to this paragraph for such fiscal year, the Parent Borrower or the Bermuda Reinsurer shall, on the date on which the financial statements of the Bermuda Reinsurer are delivered, certify that the financial statements of the Bermuda Reinsurer so delivered fairly represent in all material respects, in accordance with GAAP, the financial position, the results of operation and cash flows of the Bermuda Reinsurer);

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(b)          promptly after the same becomes publicly available, all periodic and other material reports, proxy statements and registration statements that the Parent Borrower or any Subsidiary (other than any Immaterial Subsidiary) may file with, the SEC;

(c)          as soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a summary pro forma capitalization of the Parent Borrower and its Subsidiaries for such Fiscal Year); and

(d)          promptly, such additional information regarding the business, financial or corporate affairs of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, for itself or at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01, this Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower or the Company posts such documents or provide a link thereto on the Parent Borrower’s or the Company’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Parent Borrower’s or the Company’s behalf on IntraLinks/IntraAgency, SyndTrak or another relevant website, if any, to which each Lender, each LC Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are made publicly available at www.sec.gov; provided that, in each case of clauses (i) through (iii) of this paragraph, the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, solely with respect to clause (ii), provide the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers or their Subsidiaries with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (1) the Administrative Agent will make available information (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks, SyndTrak or another similar secure electronic system (the “Platform”) and (2) certain of the Lenders may be “public side” Lenders that do not wish to receive MNPI (each, a “Public Lender”). The Borrowers shall use commercially reasonable efforts to clearly designate as such all Borrower Materials provided to the Administrative Agent by or on behalf of the Borrowers which is suitable to make available to Public Lenders. If the Borrowers have not indicated whether Borrower Materials cannot be distributed to Public Lenders, the Administrative Agent shall post such Borrower Materials solely on that portion of the Platform designated for non-Public Lenders.

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Section 6.03.         Notices.

The Borrowers shall promptly notify the Administrative Agent:

(a)          of the occurrence of any Default or Event of Default;

(b)          of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, including any of the following that could reasonably be expected to have a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a material Contractual Obligation of the Parent Borrower or any Subsidiary; (ii) the commencement of, or any material development in, any litigation (including any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation against or involving the Parent Borrower or any of the Subsidiaries or any of their businesses or operations; (iii) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary that is required to conduct insurance business in compliance with all applicable laws and regulations (other than any restriction on the Bermuda Reinsurer’s License that is in effect as of the Closing Date); (iv) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (v) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally);

(c)          of the occurrence of any of the following events affecting the Parent Borrower, any of the Subsidiaries or any ERISA Affiliate (but in no event more than ten (10) days after such event) and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Parent Borrower, any of the Subsidiaries or any ERISA Affiliate with respect to such event:

(i)             an ERISA Event;

(ii)            a material increase in any Unfunded Pension Liabilities of any Pension Plan;

(iii)           the adoption of or the commencement of contributions to any Pension Plan by any Credit Party, any of its Subsidiaries or any ERISA Affiliate; or

(iv)           the adoption of any amendment to a Single Employer Pension Plan, if such amendment results in a material increase in contributions or results in Unfunded Pension Liability;

provided that no such notice will be required under this Section 6.03(c) with respect to the occurrence of any such event if such occurrence does not result in, and is not reasonably expected to result in, any liability to any Credit Party, any of its Subsidiaries or any ERISA Affiliate that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; and

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(d)          of any change of the name, type of organization or jurisdiction of incorporation of any Borrower or any Insurance Subsidiary in existence on the Closing Date.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein, and stating what action the Parent Borrower or any affected Subsidiary proposes to take with respect thereto.

Section 6.04.         Preservation of Corporate Existence, Etc.

The Borrowers shall, and shall cause each of their respective Subsidiaries to (except as permitted by Section 7.03 or Section 7.06):

(a)          (i) preserve and maintain in full force and effect its existence under the laws of its state or jurisdiction of incorporation or organization, as applicable; provided no Subsidiary (other than the Company, the Bermuda Reinsurer and FGL Insurance) shall be required to preserve any such existence if the loss thereof would not reasonably be expected to have a Material Adverse Effect and (ii) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)          preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, Licenses and franchises necessary in the normal conduct of its business (including those which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations), including to qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification, except, in the case of this clause (b), where such failure to preserve and maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05.         Insurance.

The Borrowers shall, and shall cause each of their respective Subsidiaries (other than Immaterial Subsidiaries) to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons; provided that nothing in this Section 6.05 shall be construed to impose requirements with respect to reinsurance or other risk assumption products provided by a Credit Party to any of its customers.

Section 6.06.         Payment of Taxes and Claims.

The Borrowers shall, and shall cause each of their respective Subsidiaries (other than Immaterial Subsidiaries) to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before the same shall become overdue, and all claims (including claims for labor, services, materials and supplies, but excluding claims under Primary Policies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Credit Party or such Subsidiary in any proceeding under the Bermuda Companies Law, Bermuda Insurance Law or any other applicable law, or any insolvency proceeding, liquidation, receivership, rehabilitation, dissolution or winding-up involving such Credit Party or such Subsidiary prior to the time when any penalty or fine shall be incurred with respect thereto, except (i) to the extent a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as is being contested in good faith by appropriate proceedings, so long as adequate reserve or other appropriate provision, as shall be required in conformity with SAP and GAAP shall have been made therefor.

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Section 6.07.         Compliance with Laws.

The Borrowers shall, and shall cause each of their respective Subsidiaries (other than Immaterial Subsidiaries) to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including without limitation the Federal Fair Labor Standards Act, the Bermuda Companies Law, the Bermuda Insurance Law and all applicable Environmental Laws), except (i) for such non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as may be contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; provided, however, that, without limiting the effect of Section 6.13, with respect to applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, the Borrowers shall, and shall cause each of their respective Subsidiaries to, comply in all material respects. The Borrowers shall, and shall cause each of their respective Subsidiaries to, maintain in effect and enforce policies and procedures reasonably designed to promote compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 6.08.         Inspection of Property; Books and Records.

The Borrowers shall, and shall cause each of their respective Subsidiaries to, maintain proper books of record and account in conformity with GAAP or SAP, as applicable, consistently applied. The Borrowers shall permit, and shall cause each of their respective Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or its designees, at the Borrowers’ expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrowers; provided that members of senior management will be notified and permitted to be present during any such meetings; provided, further, that the Borrowers shall not be required to reimburse the costs of the Administrative Agent or any Lender (or any representative thereof) for more than one visit per Fiscal Year to the Borrowers’ properties unless an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary in this Section 6.08, none of the Borrowers or any of their Subsidiaries will be required to permit the Administrative Agent or any of its independent contractors, representatives or designees to make copies of any document, information or other matter that constitutes non-financial trade secrets or non-financial proprietary information.

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Section 6.09.         Use of Proceeds.

The proceeds of the Revolving Loans and Facility LCs shall be used (a) for the working capital, growth initiatives and general corporate purposes of the Borrowers and their respective Subsidiaries and (b) to pay fees, commissions and expenses incurred in connection with this Agreement and the Transactions. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans and Facility LCs) will violate or result in a violation of Regulation T, U or X of the FRB.

Section 6.10.         Additional Guarantors.

In the event that (a) any Wholly-Owned Subsidiary (other than any Excluded Subsidiary) is formed or acquired after the Closing Date or (b) any other Subsidiary of the Parent Borrower (other than the Company) guarantees any Capital Market Indebtedness of any Borrower or any Guarantor, the Borrowers shall (i) promptly notify the Administrative Agent thereof and shall cause such Subsidiary to become a Guarantor under the Guarantee Agreement by executing and delivering to the Administrative Agent a Guarantee Agreement Supplement (as defined in the Guarantee Agreement) and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent in connection with such Guarantee Agreement Supplement, including any information required pursuant to Section 10.17 (it being understood and agreed that general statutory limitations, financial assistance, corporate benefit, fraudulent preference principles, capital maintenance rules, “thin capitalisation” rules and similar principles may limit the ability of a Foreign Subsidiary of the Parent Borrower to Guarantee the Obligations or may require that such Guarantee be limited by an amount or otherwise, in each case as reasonably determined by the Borrowers and the Administrative Agent); provided that legal opinions shall not be required to be executed and delivered in connection with any such Guarantee Agreement Supplement; provided further that any Guarantee Agreement Supplement may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty with respect to the Subsidiary executing such Guarantee Agreement Supplement as may be necessary to qualify any representation or warranty with respect to such Subsidiary set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct in all material respects to the extent required thereby or by the terms of any other Loan Document. Any notification delivered to the Administrative Agent pursuant to the foregoing sentence shall include (1) the date on which such Person became a Wholly Owned-Subsidiary of a Credit Party and (2) all of the data required to be set forth in Schedule 5.14 with respect to such Person; and such written notice shall be deemed to supplement Schedule 5.14 for all purposes hereof. In addition, the Borrowers may cause any Subsidiary (other than the Company) that is not a Guarantor to so guarantee payment of the Obligations and become a Guarantor.

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Section 6.11.         Maintenance of Properties.

The Borrowers shall, and shall cause each of their respective Subsidiaries (other than Immaterial Subsidiaries) to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Parent Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except, in each case, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.12.         Environmental.

(a)          Environmental Disclosure. The Borrowers will deliver to the Administrative Agent and Lenders:

(i)             promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release of Hazardous Materials, which has a reasonable possibility of resulting in one or more Environmental Claims or otherwise having, individually or in the aggregate, a Material Adverse Effect and (2) any remedial action taken by any Borrower or any other Person in response to (A) any past, current, or threatened event or occurrence involving any Hazardous Materials, and any corrective action or response action with respect to any such event or occurrence, the existence of which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii)            as soon as practicable following the sending or receipt thereof by the Parent Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (2) any Release of Hazardous Materials, which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect and (3) any occurrence or condition on any real property adjoining, or in the vicinity of, any real property which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect;

(iii)           prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Parent Borrower or any of its Subsidiaries that could reasonably be expected to (A) result in Environmental Claims the existence of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Parent Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations, except as could otherwise not reasonably be expected to have a Material Adverse Effect and (2) any proposed action to be taken by the Parent Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Parent Borrower or any of the Subsidiaries to any additional material obligations or requirements under any Environmental Laws, the existence of which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect; and

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(iv)        with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 6.12(a).

(b)          Hazardous Materials Activities, Etc. The Borrowers shall promptly take, and shall cause each of their respective Subsidiaries (other than Immaterial Subsidiaries) promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.13.         Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The Borrowers agree not to use, directly or indirectly, any part of any proceeds of any Revolving Loan or any Credit Extension or lend, contribute or otherwise make available such proceeds: (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (ii) in violation of Anti-Money Laundering Laws; (iii) to fund or facilitate any activities or business of, with or involving any Sanctioned Person in violation of applicable Sanctions; or (iv) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto, including any Lender.

ARTICLE 7
Negative Covenants

Until all principal of and interest on each Revolving Loan, all Reimbursement Obligations and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated and no Facility LC is outstanding (except those that are Cash Collateralized), the Borrowers covenant and agree with the Lenders and the LC Issuers to and shall cause each of their respective Subsidiaries to:

Section 7.01.         Limitation on Indebtedness; Certain Capital Stock.

(a)          The Borrowers shall not, nor shall they permit any of their respective Subsidiaries (other than Immaterial Subsidiaries) to, Incur or otherwise become liable for any Indebtedness, except:

(i)             Indebtedness under the Loan Documents;

(ii)            Indebtedness consisting of the deferred purchase price of equity interests (or option or warrants or similar instruments) of departing officers, directors and employees of the Parent Borrower or any of the Subsidiaries issued (whether in the form of notes or otherwise) for the purchase or redemption thereof pursuant to the terms of an existing compensation plan or employment contract;

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(iii)           Indebtedness in connection with Permitted Transactions entered into by Insurance Subsidiaries or by the Borrowers in connection with Investments permitted by clause (r) of the definition of “Permitted Investment”;

(iv)           Permitted Swap Obligations;

(v)            non-recourse Indebtedness of Insurance Subsidiaries incurred in the ordinary course of business resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs;

(vi)           Indebtedness (including Capitalized Lease Liabilities, mortgage financings or purchase money obligations), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), plant, equipment or other fixed or capital assets, whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets (in each case, incurred within 180 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement) and all Indebtedness incurred to refund, refinance or replace any such Indebtedness, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (vi), will not exceed $10,000,000 at any one time outstanding;

(vii)          Indebtedness of the Parent Borrower owing to and held by any Subsidiary or Indebtedness of a Subsidiary owing to and held by the Parent Borrower or any other Subsidiary; provided, however:

(1)         if a Borrower is the obligor on Indebtedness owing to a Subsidiary that is not a Credit Party, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Revolving Loans and Facility LCs;

(2)         if a Guarantor is the obligor on such Indebtedness and a Subsidiary that is not a Credit Party is the obligee, such Indebtedness is subordinated in right of payment to the Guarantees of such Guarantor under the Guarantee Agreement; and

(3)         (A) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Parent Borrower or a Subsidiary; and (B) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Parent Borrower or a Subsidiary; shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by such Borrower or such Subsidiary, as the case may be;

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(viii)         (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence; and (y) Indebtedness owed to banks and other financial institutions Incurred in the ordinary course of business of the Parent Borrower and the Subsidiaries with such banks or financial institutions that arise in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Parent Borrowers and the Subsidiaries;

(ix)            Indebtedness in respect of letters of credit in an amount not to exceed $10,000,000 at any one time outstanding;

(x)             Indebtedness Incurred by the Parent Borrower or the Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) or security deposits, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business;

(xi)            the Existing Debt and any other Indebtedness existing on the date hereof and listed on Schedule 7.01, and any Refinancing Indebtedness in respect thereof;

(xii)           Guarantees to suppliers or licensors (other than Guarantees of Indebtedness) in the ordinary course of business;

(xiii)          Guarantees of (x) any Borrower or any Guarantor in respect of Indebtedness otherwise permitted to be incurred by a Borrower or a Guarantor under this Section 7.01(a); provided that if such Indebtedness is by its express terms subordinated in right of payment to the Revolving Loans or Facility LCs or the Guarantee of such Subsidiary, as applicable, any such Guarantee of such Borrower or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Credit Party’s Obligations with respect to the Revolving Loans or Facility LCs substantially to the same extent as such Indebtedness is subordinated to the Revolving Loans or Facility LCs or the Guarantee of such Subsidiary, as applicable and (y) Subsidiaries that are not Guarantors of Indebtedness incurred by the Parent Borrower or any Subsidiary in accordance with the provisions of this Agreement;

(xiv)         Indebtedness arising from agreements of the Parent Borrower or a Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Parent Borrower or any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

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(xv)          Indebtedness Incurred by the Parent Borrower or any Subsidiary in connection with third party insurance premium financing arrangements in the ordinary course of business;

(xvi)         Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Subsidiary or was acquired by, or merged, amalgamated or consolidated with or into, the Parent Borrower or any Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation); provided, however, that after giving effect thereto, the Fixed Charge Coverage Ratio of the Parent Borrower and its Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of such transaction would have been either (x) at least 2.00 to 1.00 or (y) greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition, merger, amalgamation or consolidation, in each case determined on a pro forma basis; and any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to this clause (xvi);

(xvii)        Indebtedness consisting of promissory notes issued by the Parent Borrower or any of its Subsidiaries to existing or former employees, management or directors of or consultants to the Parent Borrower or any Subsidiary or their assigns, estates or heirs to purchase, repurchase, redeem or otherwise acquire, cancel, retire or make payment in respect of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) in an aggregate principal amount which, if paid in cash, would be permitted by Section 7.07 (it being understood that the issuance of a promissory note for such aggregate principal amount shall be treated for purposes of Section 7.07 as if a cash payment were made under Section 7.07 in such amount);

(xviii)       other Indebtedness of the Borrowers; provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (xviii)) after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, the Credit Parties shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.10 for the most recently ended Fiscal Quarter; provided, further, that such Indebtedness must (A) be pari passu or junior to the Revolving Loans with respect to Lien priority and payment priority, (B) not have a maturity date earlier than the Latest Maturity Date and (C) not benefit from any Guarantees of any Person that do not also Guarantee the Obligations; and

(xix)          in addition to the items referred to in clauses (i) through (xviii) above, Indebtedness of the Parent Borrower and the Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xix) and then outstanding, will not exceed the greater of $50,000,000 and 0.2% of Total Assets at any one time outstanding.

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(b)          The Company shall not and shall not permit FGL Insurance to issue any Voting Stock other than to the Credit Parties. The Parent Borrower shall not and shall not permit the Company or the Bermuda Reinsurer to issue Voting Stock other than to a Credit Party.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 7.01:

(i)             in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 7.01(a), the Borrowers, in their sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and only be required to include the amount and type of such Indebtedness once;

(ii)            Guarantees of, or obligations in respect of letters of credit or banker’s acceptances related thereto relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii)           the principal amount of any Disqualified Stock of the Parent Borrower or a Subsidiary, or Preferred Stock of a Subsidiary that is not a Credit Party, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(iv)           Indebtedness permitted by this Section 7.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.01 permitting such Indebtedness; and

(v)            the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.01. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, (iii) in the case of the guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others guaranteed solely by means of a Lien on any asset or property of the Parent Borrower or any Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

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(d)          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 7.01, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 7.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Section 7.02.         Liens.

The Borrowers shall not, nor shall they permit any of their respective Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any property now owned or hereafter acquired by such Person, except for the following:

(a)          Liens on assets of Insurance Subsidiaries and Subsidiaries thereof securing (i) Indebtedness permitted by Section 7.01(a)(iii), (ii) obligations under Primary Policies, (iii) obligations under transactions entered into in connection with Insurance Investments, (iv) statutory Liens on assets of Insurance Subsidiaries and Subsidiaries thereof and (v) Liens arising in connection with Reinsurance Agreements entered into in the ordinary course of business;

(b)          Liens on cash or Cash Equivalents securing Permitted Swap Obligations or captive financing arrangements;

(c)          Liens for Taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

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(d)          (i) pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or regulatory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or good faith deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business and (ii) collateral consisting of cash or Cash Equivalents securing letters of credit issued in respect of obligations to insurers in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(e)          Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business of such Person;

(f)          Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;

(g)          Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Liabilities, mortgage financings, purchase money indebtedness or other payments Incurred pursuant to Section 7.01(a)(vi) hereof to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this clause (g):

(i)             the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved, plus reasonable fees and expenses of such Person incurred in connection therewith; and

(ii)            such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Parent Borrower or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(h)          minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title) and similar encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(i)          statutory, common law or contractual Liens of landlords;

(j)           leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Parent Borrower or any of the Subsidiaries;

(k)          attachment or judgment Liens not constituting an Event of Default under Section 8.01(i);

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(l)           Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Credit Parties and their Subsidiaries in the ordinary course of business;

(m)         Liens incurred to secure Cash Management Obligations incurred in the ordinary course of business and customary set-off rights in favor of depositary banks;

(n)          any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of the Parent Borrower or is merged, amalgamated or consolidated with or into a Subsidiary, or on any asset at the time the Parent Borrower or any Subsidiary acquires such asset (including by means of a merger, amalgamation or consolidation) and (i) is not created in contemplation of such event and (ii) is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure), the obligations to which such Liens relate;

(o)          (i) Liens on any cash earnest money deposit made by the Parent Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement and (ii) Liens consisting of an agreement to dispose of any property in a disposition permitted under Section 7.03, after the execution of such agreement and prior to its termination or closing, solely to the extent such disposition would have been permitted on the date of the creation of such Lien;

(p)          Liens arising out of deposits by the Parent Borrower and the Subsidiaries of cash, securities or other property (other than any Capital Stock of any such Subsidiary) securing obligations of such Person in respect of (i) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Subsidiary, or (ii) other security arrangements contained or arising in connection with any Reinsurance Agreement or Statutory Reserve Financing in the ordinary course of business;

(q)          [Reserved];

(r)          Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(s)          Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

(t)           Liens existing on the Closing Date and listed on Schedule 7.02;

(u)          Liens securing Indebtedness or other obligations of a Subsidiary owing to a Borrower or a Guarantor;

(v)         Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (g), (n), (t) or (u) of this Section 7.02, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect of the property that was previously so subject to a Lien) that secured (or, under the written arrangements under which the original Lien arose, could secure), the Indebtedness being refinanced;

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(w)          any interest or title of a lessor under any operating lease;

(x)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Parent Borrower or any of its Subsidiaries in the ordinary course of business;

(y)          Liens on funds of the Parent Borrower or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Parent Borrower or the Subsidiaries; and Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(z)          Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder; and Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to Section 7.01(a)(xvi) to finance the payment of premiums on the insurance policies subject to such Liens;

(aa)         customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 7.01 is Incurred in an aggregate amount not to exceed $10,000,000;

(bb)        Liens in favor of credit card processors granted in the ordinary course of business in an aggregate amount not to exceed $10,000,000;

(cc)        Liens in favor of clearing agencies, futures commission merchants, broker-dealers, or trading exchanges in connection with cleared swaps and other cleared derivative transactions arising due to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder;

(dd)        any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar arrangement the Investment in which was permitted under this Agreement;

(ee)        Liens created pursuant to any Loan Document securing any Obligations;

(ff)         Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

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(gg)        other Liens securing obligations in an amount not to exceed the greater of $50,000,000 and 0.2% of Total Assets at any time outstanding.

Notwithstanding the foregoing, other than pursuant to Section 7.02(o)(ii), none of the Parent Borrower or the Subsidiaries may directly or indirectly voluntarily grant a Lien on any Capital Stock of FGL Insurance, the Bermuda Reinsurer, Front Street Re (Cayman) Ltd. or Fidelity & Guaranty Life Insurance Company of New York now owned or hereafter acquired by it.

Section 7.03.         Disposition of Assets.

The Borrowers shall not, nor shall they permit any of their respective Subsidiaries (other than Immaterial Subsidiaries) to, Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse and Capital Stock of any of the Subsidiaries whether newly issued or otherwise), except:

(a)          (i) Dispositions of inventory and equipment in the ordinary course of business, (ii) Dispositions of cash or Cash Equivalents in the ordinary course of business or (iii) the unwinding of any Permitted Swap Obligations;

(b)          the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)          Dispositions of Insurance Investments by any Insurance Subsidiary (or any Subsidiary of an Insurance Subsidiary);

(d)          Dispositions by a Borrower to a Subsidiary of such Borrower or by any Subsidiary of a Borrower to such Borrower or any of the Subsidiaries of such Borrower;

(e)          any Dispositions pursuant to Reinsurance Agreements and Statutory Reserve Financings entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;

(f)          any Disposition of used, obsolete, surplus, damaged or worn out property disposed of by the Parent Borrower or any of its Subsidiaries in the ordinary course of business and the disposition of Permitted Investments in the ordinary course of business;

(g)          foreclosure, condemnation, casualty or any similar action with respect to property or other assets;

(h)          the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Parent Borrower and the Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;

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(i)           Dispositions consisting of mergers, amalgamations and consolidations among the Borrowers and their Subsidiaries, or of any liquidation, winding up or dissolution of any of their Subsidiaries, in each case to the extent permitted by Section 7.06;

(j)           a sale/leaseback transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 180 days after the Parent Borrower or any Subsidiary acquires or completes the acquisition of such fixed or capital asset;

(k)          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(l)          to the extent allowable under Section 1031 of the Code, any exchange of like property for use in any business that is the same as or related, ancillary or complementary to any of the businesses of the Parent Borrower and the Subsidiaries on the Closing Date and any reasonable extension or evolution of any of the foregoing;

(m)         any sale of Capital Stock, Indebtedness or other securities, of (i) any Immaterial Subsidiary or (ii) any Subsidiary, including any Insurance Subsidiary, which becomes a Subsidiary of the Parent Borrower after the Closing Date;

(n)          the receipt by the Parent Borrower or any Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(o)          operating leases in the ordinary course of business;

(p)          the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;

(q)          the transfer of improvements, additions or alterations in connection with the lease of any property;

(r)          dispositions of Investments made out of the cash proceeds received from any Insurance Subsidiary permitted to be distributed in accordance with Section 7.07 hereof, pending further distribution in accordance with Section 7.07 hereof;

(s)          an issuance of Capital Stock by a Subsidiary to a Borrower or a Guarantor;

(t)          sales of assets received by the Parent Borrower or any Subsidiary upon the foreclosure on a Lien;

(u)          sale of assets of a Subsidiary which becomes a Subsidiary of the Parent Borrower after the Closing Date;

(v)         (i) sale of Equity Interests in an Immaterial Subsidiary, (ii) subject to the last paragraph of this Section 7.03, sale of Equity Interests in any Insurance Subsidiary and (iii) other sales of assets (other than Equity Interests), so long as, in each such case (x) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and (y) no Rating Decline Event shall have occurred; and

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(w)          dispositions permitted by Section 7.07 hereof.

Notwithstanding the foregoing, none of the Parent Borrower or any Subsidiary shall Dispose of (whether in one or a series of transactions) any Voting Stock of FGL Insurance or the Bermuda Reinsurer, whether newly issued or otherwise.

Section 7.04.         Transactions with Affiliates.

(a)          The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, enter into or conduct any transaction with any Affiliate of any Borrower (an “Affiliate Transaction”), involving payments of consideration in excess of $5,000,000 unless:

(i)             the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to such Borrower or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(ii)            in the event such Affiliate Transaction involves an aggregate consideration in excess of $25,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Parent Borrower (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above).

(b)          The provisions of Section 7.04(a) shall not apply to:

(i)             any (1) Restricted Payment permitted to be made pursuant to Section 7.07 hereof and (2) Permitted Investment in any Person that is an Affiliate of any Borrower solely as a result of the ownership of Investments in such Person by the Parent Borrower or any Subsidiary;

(ii)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Parent Borrower pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Parent Borrower or the compensation committee thereof;

(iii)           loans or advances to employees, officers or directors of the Parent Borrower, any Subsidiary or any direct or indirect parent of the Parent Borrower in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $2,000,000 (without giving effect to the forgiveness of any such loan);

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(iv)           any transaction between or among the Parent Borrower and any Subsidiary or between or among Subsidiaries, and any Guarantees issued by the Parent Borrower or a Subsidiary for the benefit of the Parent Borrower or a Subsidiary;

(v)            the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent of the Parent Borrower, whether by charter, bylaw, statutory or contractual provisions;

(vi)           the existence of, and the performance of obligations of the Parent Borrower or any of its Subsidiaries under the terms of any agreement to which the Parent Borrower or any of its Subsidiaries is a party as of or on the Closing Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Closing Date shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Lenders or the LC Issuers in any material respect, as determined in good faith by the Parent Borrower, than the terms of the agreements in effect on the Closing Date;

(vii)          any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or amalgamated or consolidated with the Parent Borrower or a Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders or the LC Issuers, as determined in good faith by the Parent Borrower, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition, merger or amalgamation);

(viii)         insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business;

(ix)            any purchases by any Borrower’s Affiliates of Indebtedness of the Parent Borrower or any of its Subsidiaries (other than Revolving Loans, Revolving Commitments or Facility LCs), the majority of which Indebtedness is placed with Persons who are not Affiliates and payments of principal and interest on such Indebtedness;

(x)             arrangements for indemnification payments for directors and officers of the Parent Borrower, its Subsidiaries or any direct or indirect parent of the Parent Borrower;

(xi)            any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Parent Borrower and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Parent Borrower or any Subsidiary that is otherwise not prohibited hereunder;

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(xii)           payments by the Parent Borrower or any of its Subsidiaries to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arm’s-length terms and are approved by a majority of the members of the Board of Directors of the Parent Borrower in good faith;

(xiii)          any transaction pursuant to which any Permitted Holder provides the Parent Borrower and/or the Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services which transaction is approved by a majority of the members of the Board of Directors of the Parent Borrower or a committee thereof in good faith;

(xiv)         transactions in which the Parent Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Parent Borrower or such Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate;

(xv)          transactions with customers, clients, suppliers, joint ventures, joint venture partners or purchasers or sellers of goods and services and Investments permitted by clause (q) of the definition of “Permitted Investment”, in each case in the ordinary course of business (as determined by the Parent Borrower in good faith) and on terms no less favorable than that available from non-affiliates (as determined by the Parent Borrower in good faith) and that is otherwise not prohibited hereunder;

(xvi)         any transaction with an Affiliate where the only consideration paid by the Parent Borrower or any Subsidiary is Capital Stock of the Parent Borrower (other than Disqualified Stock) that is otherwise not prohibited hereunder;

(xvii)        the payment of all fees and expenses in connection with the Revolving Loans or Facility LCs;

(xviii)      any merger, amalgamation, consolidation or reorganization of the Parent Borrower or any Subsidiary (otherwise permitted by this Agreement) with an Affiliate of the Parent Borrower solely for the purpose of (A) reorganizing to facilitate an initial public offering of securities of the Parent Borrower or a direct or indirect parent of the Parent Borrower, (B) forming or collapsing a holding company structure, (C) reincorporating the Parent Borrower or any Subsidiary in a new jurisdiction or (D) in connection with a Permitted Tax Restructuring;

(xix)          transactions between Parent Borrower or any of the Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Parent Borrower or any direct or indirect parent of the Parent Borrower; provided that such director abstains from voting as a director of the Parent Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

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(xx)           any transaction entered into by an Insurance Subsidiary for which approval has been received from the applicable Department; provided that any direct involvement of the Parent Borrower or any of its Subsidiaries (other than such Insurance Subsidiary) in such transaction is on terms that are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Parent Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate, as determined by the Parent Borrower in good faith;

(xxi)          the entry by the Parent Borrower or any of the Subsidiaries into, and payments pursuant to, a tax sharing agreement providing for payments consistent with Section 7.07(b)(xvii)(2);

(xxii)         the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Investment Management Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public equity offering) pursuant to any Investment Management Agreement;

(xxiii)        [Reserved];

(xxiv)        (i) investments by Permitted Holders in securities or loans of the Parent Borrower or any of the Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Parent Borrower or such Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Parent Borrower or any of its Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and the Subsidiaries, in each case, in accordance with the terms of such securities or loans; and

(xxv)         the Fidelity Acquisition Transactions and the payment of all fees and expenses related to the Transactions, including Fidelity Acquisition Transaction Expenses.

Section 7.05.         Change in Business.

The Borrowers shall not, and shall not suffer or permit any of their respective Subsidiaries to, engage in any business other than the insurance and reinsurance and annuity business and providing other financial services and businesses related, incidental or complementary thereto as reasonably determined by the board of directors of such Person.

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Section 7.06.         Fundamental Changes.

The Borrowers shall not, and shall not suffer or permit any of their respective Subsidiaries (other than Immaterial Subsidiaries) to, enter into any merger, amalgamation, consolidation, or sell all or substantially all of the assets of the Parent Borrower and the Subsidiaries taken as a whole, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except,

(a)          in a disposition permitted by Section 7.03 or an Investment permitted by Section 7.07;

(b)          any two Subsidiaries that are not Credit Parties may merge, consolidate or amalgamate;

(c)          any of the Subsidiaries that is not a Credit Party may liquidate, wind up or dissolve so long as the assets of such Subsidiary are distributed to the Parent Borrower or any of the Subsidiaries;

(d)          any Guarantor may liquidate, wind up or dissolve so long (i) as the assets of such Guarantor are distributed to a Borrower or a Guarantor and (ii) such dissolution is not prohibited by the FGL Indenture;

(e)          any Subsidiary of any Credit Party (other than the Company) may merge, amalgamate or consolidate (i) with a Credit Party in a transaction in which the surviving Person is a Borrower or a Guarantor or (ii) in order to consummate a Permitted Tax Restructuring;

(f)          the Parent Borrower or any Subsidiary may change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower and the Subsidiaries and is not materially disadvantageous to the Lenders or the LC Issuers;

(g)          any Subsidiary (other than the Company) may merge, amalgamate or consolidate with any other Person so long as (A) the surviving entity is such Subsidiary, or the surviving Person becomes a Subsidiary, (B) no Default is in existence or would occur after giving effect to such merger, amalgamation or consolidation and (C) after giving effect to such merger, amalgamation, consolidation or acquisition, the Borrowers shall be in compliance on a pro forma basis with the financial covenants set forth in Sections 7.09, 7.10, 7.11 and 7.12 for the most recently ended Fiscal Quarter;

(h)          any Borrower may merge, amalgamate or consolidate with any other Person so long as (A) the surviving entity is such Borrower or, if the surviving Person is not such Borrower, (i) the surviving Person (the “Successor Borrower”) shall be a corporation, partnership or limited liability company organized or incorporated and existing (x) with respect to the Parent Borrower, under the laws of the United States of America, any State thereof or the District of Columbia, Bermuda or Cayman Islands or (y) with respect to the Company, under the laws of the United States of America, any State thereof or the District of Columbia, (ii) the Successor Borrower assumes all of the obligations of such Borrower under this Agreement and (iii) each Guarantor shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations in respect of this Agreement, (B) no Default is in existence or would occur after giving effect to such merger, amalgamation or consolidation and (C) after giving effect to such merger, amalgamation consolidation or acquisition, the Borrowers shall be in compliance on a pro forma basis with the financial covenants set forth in Sections 7.09, 7.10, 7.11 and 7.12 for the most recently ended Fiscal Quarter; and

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(i)           any Subsidiary, other than the Company, a Guarantor, FGL Insurance or the Bermuda Reinsurer, may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution would not reasonably be expected to result in a Material Adverse Effect.

Section 7.07.         Restricted Payments.

(a)          Unless the Debt to Total Capitalization Ratio of the Parent Borrower as of the last day of the Parent Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available that immediately precedes the date of any Restricted Payment, calculated immediately after giving effect to such Restricted Payment and any related transactions on a pro forma basis, is equal to or less than 17.5%, the Borrowers shall not, and shall not permit any of their respective Subsidiaries, directly or indirectly, to:

(i)             declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger, amalgamation or consolidation involving the Parent Borrower or any of its Subsidiaries) other than:

(1)         dividends or distributions payable solely in Capital Stock of the Parent Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent Borrower; and

(2)         dividends or distributions by a Subsidiary payable to the Parent Borrower or another Subsidiary (and if such Subsidiary is not a Wholly Owned Subsidiary, to its other holders of any series or class of Capital Stock on a pro rata basis in respect of such series or class or on a basis that results in the receipt by the Parent Borrower or a Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(ii)             purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Subsidiary (other than in exchange for Capital Stock of the Parent Borrower (other than Disqualified Stock));

(iii)           make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value (whether in cash, securities or other property, and including optional prepayments and open market purchases), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Existing Debt, Material Indebtedness or Subordinated Obligations other than (x) the purchase, repurchase, redemption, defeasance or other acquisition of such Existing Debt, Material Indebtedness or Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition or (y) principal payments of the Existing Debt or Material Indebtedness if, immediately after giving pro forma effect to such principal payment, the Borrowers would be in compliance with the financial covenants set forth in Sections 7.09, 7.10, 7.11 and 7.12 for the most recently ended Fiscal Quarter; or

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(iv)           make any Restricted Investment;

(all such payments and other actions referred to in clauses (i) through (iv) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)        no Default shall have occurred and be continuing (or would result therefrom);

(B)         immediately after giving effect to such transaction on a pro forma basis, (1) the Fixed Charge Coverage Ratio of the Parent Borrower and its Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00 determined on a pro forma basis; (2) the Aggregate RBC Ratio exceeds 300%; and (3) with respect to the Bermuda Reinsurer, the Total Shareholders’ Equity of the Bermuda Reinsurer is equal to or greater than 60% of the Total Shareholders’ Equity of the Bermuda Reinsurer as of the Bermuda Reinsurer Capitalization Date; and

(C)         the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (v), (vi), (vii), (ix), (xi), (xiii), (xiv), (xv) and (xvii) of Section 7.07(b)) would not exceed the sum of, without duplication:

(1)         the sum of, without duplication 50% of the Consolidated Net Income of the Parent Borrower during the period (taken as one accounting period) beginning with the first day of the Fiscal Quarter immediately following the Fiscal Quarter in which the Closing Date occurs to the end of the Parent Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2)         100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Parent Borrower or a Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions (other than any capital contributions made in connection with the Fidelity Acquisition Transactions) subsequent to without duplication, the Closing Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of a Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by any Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; plus

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(3)         the amount by which Indebtedness of the Parent Borrower and its Subsidiaries is reduced on the Parent Borrower’s consolidated balance sheets upon the conversion or exchange subsequent to the Closing Date of any Indebtedness of the Parent Borrower or its Subsidiaries for Capital Stock (other than Disqualified Stock) of the Parent Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Parent Borrower upon such conversion or exchange); plus

(4)         100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to a Borrower or a Subsidiary) of Restricted Investments made after the Closing Date and redemptions and repurchases of such Restricted Investments from the Borrowers or their Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Borrowers and their Subsidiaries and releases of guarantees that constitute Restricted Investments by the Borrowers and their Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to Section 7.07(b)(xi)); plus

(5)         $350,000,000.

(b)          The provisions of Section 7.07(a) hereof shall not prohibit:

(i)             any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or any Restricted Investment made in exchange for, or out of the proceeds of a contribution to the common equity capital of the Parent Borrower or the substantially concurrent sale of, Capital Stock of the Parent Borrower (other than (1) Disqualified Stock and (2) Capital Stock issued or sold to a Subsidiary of the Parent Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Parent Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such contribution or sale of Capital Stock shall be excluded from Section 7.07(a)(C)(2);

(ii)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness permitted pursuant to Section 7.01;

(iii)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Parent Borrower or a Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Parent Borrower or such Subsidiary, as the case may be, so long as such Disqualified Stock is permitted to be Incurred pursuant to Section 7.01;

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(iv)           dividends paid or redemptions made within 60 days after the date of declaration or the giving of the redemption notice if at such date of declaration or notice such dividend or redemption would have complied with this provision;

(v)            the purchase, repurchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of or payment in respect of (or payments to the Parent Borrower or any direct or indirect parent of the Parent Borrower to fund any such purchase, repurchase, redemption or other acquisition, cancellation or retirement for value) Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) held by any existing or former employees, management or directors of or consultants to the Parent Borrower or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase or payment provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Parent Borrower or the compensation committee thereof; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (v) will not exceed $3,000,000 in the aggregate during any calendar year (with any unused amounts in a given calendar year being available in succeeding calendar years so long as the amount does not exceed $6,000,000 in any given calendar year); provided, further, that the amount in any calendar year (with any unused amounts in a given calendar year being available in succeeding calendar years) may be increased by an amount not to exceed:

(1)         the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Parent Borrower to, or capital contributions by, existing or former employees or members of management of the Parent Borrower or any of its Subsidiaries that occurs after the Closing Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock or capital contributions have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 7.07(a)(C)(2)); plus

(2)         the cash proceeds of key man life insurance policies received by any Borrower or its Subsidiaries after the Closing Date relating to such Borrower’s or such Subsidiaries’ key persons who are so insured; less

(3)         the amount of any Restricted Payments previously made with the Net Cash Proceeds described in the clauses (1) and (2) of this clause (v);

provided that cancellation of Indebtedness owing to the Parent Borrower or any Subsidiary from any existing or former employees, management, directors or consultants of the Parent Borrower, any Subsidiary or any direct or indirect parent of the Parent Borrower in connection with a repurchase of Capital Stock of the Parent Borrower or any direct or indirect parent of the Parent Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.07 or any other provision of this Agreement;

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(vi)           (1) the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent Borrower or any Subsidiary or Preferred Stock of any Subsidiary issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Fixed Charges” and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due at final maturity in accordance with its terms and (2) the declaration and payment of dividends to a direct or indirect parent company of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that (A) the aggregate amount of dividends paid pursuant to this clause (2) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Parent Borrower from the sale of such Preferred Stock and (B) the amount of cash used to make any payments pursuant to this clause (2) shall be excluded from calculations pursuant to Section 7.07(a)(C)(2) and shall not be used for the purpose of any other Restricted Payment;

(vii)          repurchases or other acquisitions of Capital Stock deemed to occur (1) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (2) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

(viii)         [Reserved];

(ix)            cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Borrower or other exchanges of securities of the Parent Borrower or a Subsidiary in exchange for Capital Stock of the Parent Borrower;

(x)             [Reserved];

(xi)            other Restricted Payments not to exceed $30,000,000 in the aggregate in any one calendar year;

(xii)           the purchase of fractional shares of Capital Stock of the Parent Borrower arising out of stock dividends, splits or combinations or mergers, amalgamations, consolidations or other acquisitions;

(xiii)          in connection with any acquisition by the Parent Borrower or any of its Subsidiaries, the receipt or acceptance of the return to the Parent Borrower or any of its Subsidiaries of Capital Stock of the Parent Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);

(xiv)         the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;

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(xv)          payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, amalgamation, consolidation or other acquisition by the Parent Borrower or any Subsidiary;

(xvi)         [Reserved];

(xvii)        payments made to any direct or indirect parent of the Parent Borrower (1) (A) to allow such direct or indirect parent of the Parent Borrower to pay administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees; (B) to allow such direct or indirect parent of the Parent Borrower to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, and (C) to allow such direct or indirect parent of the Parent Borrower to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such direct or indirect parent company of the Parent Borrower and (2) to allow such direct or indirect parent of the Parent Borrower to pay (A) any taxes measured by income incurred by such direct or indirect parent of the Parent Borrower, but only to the extent such taxes are attributable to the Parent Borrower and the Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by the Parent Borrower and the Subsidiaries on a stand-alone basis if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or any analogous provision of state, local or foreign law) including its Subsidiaries of which it were the common parent and (B) franchise and excise taxes, fees and other similar taxes and expenses required to maintain its existence; provided that any payments pursuant to this clause (2) in any period not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Consolidated EBITDA for such period);

(xviii)       the payment by the Parent Borrower of, or loans, advances, dividends or distributions by the Parent Borrower to any direct or indirect parent of the Parent Borrower to pay, dividends on the common shares or equity of the Parent Borrower or any such direct or indirect parent following a public offering of such common shares or equity after the Closing Date in an amount not to exceed in any Fiscal Year 6% of the net cash proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital by any direct or indirect parent of the Parent Borrower) in or from such public offering; and

(xix)          any Restricted Payments made in connection with the Fidelity Acquisition Transactions and the fees and expenses related thereto or owed to Affiliates in connection therewith;

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clause (v) and (xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof.

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(c)          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Parent Borrower or such Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in good faith by the Parent Borrower.

For purposes of determining compliance with this Section 7.07, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xviii) of Section 7.07(b), or is entitled to be made pursuant to Section 7.07(a), the Borrowers shall be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 7.07.

If the Parent Borrower or any Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under Section 7.07(a) or any other provision of this Section 7.07 or the definition of “Permitted Investment” (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Subsidiary.

Section 7.08.         Modifications of Certain Agreements.

(a)          The Borrowers shall not amend, waive or otherwise modify (i) the Existing Debt and the documents relating thereto (excluding pursuant to a refinancing thereof, in whole or in part, permitted by Section 7.01(a)(xi)) which increases the rate or shortens the time of payment of interest or premium payable, whether at maturity, at a date fixed for prepayment or by acceleration or otherwise on the Existing Debt, or shortens the fixed maturity of the Existing Debt to a date prior to the Latest Maturity Date or (ii) the documents or instruments governing or evidencing any other Indebtedness or Capital Stock in a manner that is not permitted by Section 7.01.

(b)          The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, amend their or its respective certificate of incorporation or by laws or certificate or partnership or partnership agreement, as the case may be, which amendment would reasonably be expected to have a Material Adverse Effect.

Section 7.09.         Parent Borrower Net Worth.

The Borrowers shall not permit the Total Shareholders’ Equity of the Parent Borrower and its consolidated Subsidiaries at the end of any Fiscal Quarter to be less than the sum of (a) the greater of (i) 70% of the Total Shareholders’ Equity of the Parent Borrower as of the Closing Date and (ii) $1,190,000,000 plus (b) 50% of the Consolidated Net Income of the Parent Borrower and its consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis since the first day of the Fiscal Quarter immediately following the Fiscal Quarter in which the Closing Date occurs plus (c) 50% of all equity issuance of the Parent Borrower after the Closing Date.

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Section 7.10.         Parent Borrower Debt to Total Capitalization Ratio.

The Borrowers shall not permit the Debt to Total Capitalization Ratio of the Parent Borrower as at the end of any Fiscal Quarter to be more than 0.35 to 1.00 for the Parent Borrower and its consolidated Subsidiaries.

Section 7.11.         FGL Insurance Minimum Aggregate RBC Ratio.

The Borrowers shall not permit the Aggregate RBC Ratio of FGL Insurance as at the end of any Fiscal Quarter to be less than 300%.

Section 7.12.         Bermuda Reinsurer Minimum Equity.

The Borrowers shall not permit the Total Shareholders’ Equity of the Bermuda Reinsurer to be less than 60% of the Total Shareholders’ Equity of the Bermuda Reinsurer as of the Bermuda Reinsurer Capitalization Date.

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Section 7.13.         Restrictive Agreements.

The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Parent Borrower or any of its Subsidiaries to create or permit to exist any Lien on any of its property to secure the Obligations or (b) the ability of any of the Subsidiaries to pay dividends or other distributions with respect to any shares of its Capital Stock or to make, repay or prepay loans or advances to the Credit Parties or any other Subsidiary of the Credit Parties or (c) the ability of any of the Subsidiaries to Dispose of assets to the Credit Parties or any other Subsidiary of the Credit Parties; provided that the foregoing shall not prohibit prohibitions, restrictions or conditions existing under or by reason of (i) any encumbrance, condition or restriction pursuant to an agreement in effect at or entered into on the Closing Date, including, without limitation, this Agreement and the other Loan Documents and the Existing Debt in effect on such date; (ii) any encumbrance, condition or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Subsidiary or was acquired by, merged into or amalgamated or consolidated with the Parent Borrower or a Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by, merged into or amalgamated or consolidated with the Parent Borrower or in contemplation of the transaction) or such assets were acquired by the Parent Borrower or any Subsidiary; provided that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Parent Borrower or any Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Agreement; (iii) any encumbrance, condition or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 7.13 or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this Section 7.13 or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such agreement are no less favorable (as determined in good faith by the Parent Borrower) in any material respect, taken as a whole, to the Lenders or the LC Issuers than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this Section 7.13 on the Closing Date or the date such Subsidiary became a Subsidiary or was merged into or amalgamated or consolidated with a Subsidiary, whichever is applicable; (iv) encumbrances, conditions or restrictions arising in connection with Liens permitted to be Incurred under the provisions of Section 7.02 hereof that apply only to the assets subject to such Liens; (v) purchase money obligations for property acquired and Capitalized Lease Liabilities, in each case, that impose restrictions of the nature described in clause (a) or (c) above on the property so acquired; (vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Parent Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary; (vii) restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business; (viii) any customary provisions in leases, subleases or licenses and other agreements entered into by the Parent Borrower or any Subsidiary in the ordinary course of business; (ix) encumbrances, conditions or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant, including for the avoidance of doubt, any encumbrance or restriction on any Insurance Subsidiary by any Governmental Authority having the power to regulate such Insurance Subsidiary; (x) encumbrances, conditions or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by the Parent Borrower or any Subsidiary subsequent to the Closing Date pursuant to Section 7.01 hereof; provided that such encumbrances, conditions or restrictions contained in any such indenture, instrument or other arrangement will not materially adversely affect the Borrowers’ ability to make anticipated payments hereunder or are otherwise customary for such indenture, instrument or other arrangement (in each case, as determined by the Parent Borrower in good faith); (xi) encumbrances, conditions or restrictions contained in or arising under any Reinsurance Agreement or Statutory Reserve Financing or agreement entered into by an Insurance Subsidiary or Special Purpose Subsidiary; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially adversely affect the Borrowers’ ability to make anticipated principal or interest payments on the Revolving Loans or Reimbursement Obligations or are otherwise customary for financings or arrangements of that type (in each case, as determined in good faith by the Parent Borrower); (xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Parent Borrower or any of its Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent Borrower or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent Borrower or such Subsidiary or the assets or property of any other Subsidiary; (xiii) customary provisions in joint venture agreements and other similar agreements; (xiv) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business; and (xv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

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Section 7.14.         [Reserved]

Section 7.15.         Changes in Accounting Policies.

The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, make any change to its accounting policies or reporting practices, except as required or permitted by GAAP or SAP (it being understood and agreed that the Company shall be permitted to change the end of its Fiscal Year to December 31 and make any accounting policy or reporting changes reasonable related thereto).

ARTICLE 8
Events of Default

Section 8.01.         Events of Default.

Each of the following shall constitute an “Event of Default”:

(a)          Non-Payment. Any Borrower fails to pay (i) when required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Revolving Loans or any Reimbursement Obligations, or (ii) within five (5) Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)          Representation or Warranty. Any representation or warranty by any Credit Party made or deemed made herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or contained in any certificate or document furnished at any time pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, is incorrect in any material respect on or as of the date made or deemed made; or

(c)          Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.04(a) (with respect to the maintenance of existence of each Borrower, FGL Insurance or the Bermuda Reinsurer), or Article 7; or

(d)          Other Defaults. Any Credit Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document on its part to be performed, and such default shall continue unremedied for a period of thirty (30) days after the date upon which written notice thereof is given to the Borrowers by the Administrative Agent or the Required Lenders; or

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(e)          Cross-Default. (i) any Credit Party or any of their respective Subsidiaries (other than any Immaterial Subsidiary) (1) fails to make any payment of principal or interest in respect of any Material Indebtedness (other than in respect of Swap Contracts), when due (whether by scheduled maturity, required prepayment, acceleration, or otherwise) beyond the applicable grace or cure period thereunder or (2) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness (other than in respect of Swap Contracts) beyond the applicable grace or cure period thereunder if the effect of such failure, event or condition is (x) to cause, or (y) to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Material Indebtedness to be declared to be due and payable prior to its stated maturity; provided that, any event described in clause (i)(2)(y) shall constitute an Event of Default only after any such applicable grace or cure period has expired and any required notice has been given and only if such failure has not been cured or waived or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (x) any Event of Default (as defined in such Swap Contract) under such Swap Contract as to which a Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined) as to which any Credit Party or any of their Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than $40,000,000 (in the aggregate for all such Swap Contracts); provided that, any event described in clause (ii) shall constitute an Event of Default only after the Credit Party or any Subsidiary fails to pay the Swap Termination Value to such Affected Party on the Early Termination Date; or

(f)          Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary of a Credit Party (other than any Immaterial Subsidiary) (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; (iii) applies for or consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession or other similar Person for itself or for a substantial part of its assets; or (iv) takes any corporate action to effectuate or authorize any of the foregoing; or

(g)          Involuntary Proceedings. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) any Credit Party or any Subsidiary of a Credit Party (other than any Immaterial Subsidiary) files an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(h)          ERISA. With respect to any Single Employer Pension Plan or Multiemployer Plan, any ERISA Event has occurred that could reasonably be expected to result in the incurrence of liability by any Credit Party or any of its Subsidiaries, where in any event, individually or in the aggregate, such liability could reasonably be expected to have a Material Adverse Effect; or

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(i)          Material Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) involving in the aggregate a liability (after giving effect to any insurance or indemnity) of $25,000,000 or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon any asset of any Credit Party or any of its Subsidiaries to enforce any such judgment or decree; or

(j)          Change of Control. There occurs any Change of Control, the Company ceases to beneficially own and control 100% on a fully diluted basis of the outstanding shares of Voting Stock of FGL Insurance or the Parent Borrower ceases to beneficially own and control 100% on a fully diluted basis of the outstanding shares of Voting Stock of the Company or the Bermuda Reinsurer; or

(k)         Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect or binding on the applicable Credit Party party thereto; or any Credit Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies in writing that it has any further liability or obligation under any material provision of any Loan Document, or purports in writing to revoke, terminate or rescind any material provision of any Loan Document.

Section 8.02.         Remedies.

If any Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)         declare the obligation of each Lender to make extensions of the Revolving Loans and the obligation and power of each LC Issuer to issue, extend or renew Facility LCs to be terminated;

(b)         declare the unpaid principal amount of all outstanding Revolving Loans, all outstanding Reimbursement Obligations, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such outstanding principal amount of the Revolving Loans, all outstanding Reimbursement Obligations, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind (except as expressly provided in Section 8.01 above), all of which are hereby expressly waived by the Borrowers, and upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice to act, pay to the Administrative Agent an amount in immediately available funds, which funds shall be held as Cash Collateral, equal to the difference of (x) the aggregate amount of Facility LCs that remain available for drawing at such time less (y) the amount of existing Cash Collateral at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”);

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(c)          if the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice to act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be held as Cash Collateral;

(d)         apply Cash Collateral to the payment of the Obligations under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuers under the Loan Documents, and none of the Borrowers or any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the Cash Collateral; provided, that after all of the Obligations under this Agreement and the other Loan Documents (other than indemnities and other contingent obligations not yet due and payable) have been paid in full in cash and the Revolving Commitment has been terminated, or if all Events of Default have been cured or waived, any remaining Cash Collateral shall be promptly returned, and in any event within five (5) Business Days, by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time; and

(e)         exercise on behalf of itself, the Lenders and the LC Issuers all rights and remedies available to it, the Lenders and the LC Issuers under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) with respect to any Borrower, FGL Insurance, the Bermuda Reinsurer or any Guarantor that beneficially owns directly or indirectly the Capital Stock of any Insurance Subsidiary (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Revolving Loans and the obligation and power of each LC Issuer to issue, extend or renew Facility LCs shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans, all outstanding Reimbursement Obligations and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 8.03.         Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9
The Administrative Agent

Section 9.01.         Appointment and Authority.

Each of the Lenders and LC Issuers hereby irrevocably appoints Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and none of the Borrowers or any other Credit Party shall have rights as a third party beneficiary of any of such provisions (other than Section 9.06).

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Section 9.02.         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower, any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Borrower or any of the Borrowers’ Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of the Administrative Agent’s own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to it by the Company, a Lender or an LC Issuer.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it.

Section 9.04.         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan or the issuing of a Facility LC that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, as applicable, the Administrative Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

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Section 9.06.         Resignation of Administrative Agent.

The Administrative Agent may resign, upon thirty (30) days’ prior notice of its resignation to the Lenders, the LC Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g)) of the Company (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States and having a combined capital and surplus of at least $100,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, with (so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g)) the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If the Administrative Agent shall notify the Borrowers, the Lenders and the LC Issuers that no qualifying Person has accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders and the LC Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or each LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent, with (so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g)) the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resigning (or resigned) Administrative Agent that is also an LC Issuer, automatically upon the effectiveness of such resignation, shall be deemed to have resigned as an LC Issuer in accordance with Section 2.12(n), without the requirement of any consent of, or notice to, any other Person.

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Section 9.07.         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender, any other LC Issuer or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender, any other LC Issuer or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.         No Other Duties; Other Agents; Etc.

Each of RBCCM and Bank of America is hereby appointed a Syndication Agent hereunder, and each Lender and each LC Issuer hereby authorizes each of RBCCM and Bank of America to act as a Syndication Agent in accordance with the terms hereof and the other Loan Documents. Any Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each of BNP, Associated Bank, Wells Fargo and BMO is hereby appointed a Co-Documentation Agent hereunder, and each Lender and each LC Issuer hereby authorizes each of BNP, Associated Bank, Wells Fargo and BMO to act as a Co-Documentation Agent in accordance with the terms hereof and the other Loan Documents. Any Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. The Syndication Agents, Co-Documentation Agents and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrowers. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Joint Lead Bookrunners, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an LC Issuer hereunder.

Section 9.09.         Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under Sections 2.07, 10.04 and 10.05) allowed in such judicial proceeding; and

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(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any LC Issuer in any such proceeding.

Section 9.10.         Indemnification of Agent-Related Persons.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their Pro Rata Share (without giving effect to the phrase “with respect to any Class” or any similar phase in the definition thereof) of the total Revolving Commitments with respect to the Revolving Loans held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own bad faith, gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all other Obligations and the resignation of the Administrative Agent or any Agent-Related Person.

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Section 9.11.         Withholding Tax.

To the extent required by any applicable law, the Administrative Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article 9. The agreements in this Article 9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE 10
Miscellaneous

Section 10.01.       Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or any LC Issuer and (ii) the Lenders or the LC Issuers shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders or the LC Issuers, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, that no such amendment, waiver or consent shall:

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(a)         extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, representation, warranty, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(b)         postpone or delay the maturity of the Revolving Loans or any Reimbursement Obligations or any date for the payment of any interest or fees due to the Lenders (or any of them) or any LC Issuer hereunder or under any other Loan Document, or reduce the amount of, or rate, as applicable, waive or excuse any such payment, without the written consent of each Lender and each LC Issuer directly and adversely affected thereby (other than as a result of waiving (i) an Event of Default in accordance with the terms hereof, (ii) default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders and all LC Issuers or (iii) a mandatory prepayment to be made hereunder);

(c)         amend the definition of “Pro Rata Share” without the consent of each Lender directly and adversely affected thereby; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date without the written consent of each Lender;

(d)         amend the definition of “Required Lenders” without the written consent of each Lender;

(e)         release all or substantially all of the value of the Guarantees under the Guarantee Agreement, except as expressly permitted under the Loan Documents, without the written consent of each Lender;

(f)         amend this Section 10.01 without the written consent of each Lender;

(g)         change Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(h)         consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document without the written consent of each Lender (other than any such assignment or transfer permitted by Section 7.06);

(i)          amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Administrative Agent, the Lead Arrangers or the Syndication Agents or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, the Lead Arrangers or the Syndication Agents, in each case, without the consent of the Administrative Agent, the Lead Arrangers or the Syndication Agents, as applicable;

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(j)          release all or substantially all of the Cash Collateral except as expressly permitted under the Loan Documents and except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Required Lenders and the applicable LC Issuer for whom such Cash Collateral is held pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Cash Collateral, as applicable, permitted pursuant to the applicable Loan Documents (in which case only the consent of the Required Lenders and the applicable LC Issuer for whom such Cash Collateral is held will be needed for such release), without the written consent of each Lender and the LC Issuers;

(k)         extend the stated expiration date of any Facility LC beyond the Commitment Termination Date without the written consent of each Lender, the issuing LC Issuer and the Administrative Agent, unless all such Facility LCs are Cash Collateralized in an amount equal to at least 103% of the LC Obligations with respect to such Facility LC; or

(l)          affect the rights or obligations of one or more members of a Class (the “Subject Class”) in an adverse manner from its effect on the rights or obligations of any other Class without the written consent of Revolving Lenders in the Subject Class having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposure and unused Revolving Commitments of all Revolving Lenders in the Subject Class, in addition to any other consents required pursuant to this Credit Agreement;

provided, further, that (i) no such agreement shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (except with respect to the removal of the Administrative Agent), (ii) no such agreement shall, unless in writing signed by the LC Issuers in addition to the Required Lenders or all the Lenders, as the case may be, amend any provision with respect to the rights and duties of the LC Issuers and (iii) any fee agreement referred to in Section 2.07 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent in clauses (a) and (b) of the second proviso in Section 10.01.

Section 10.02.         Notices.

(a)         Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by the Borrowers by facsimile (1) shall be promptly confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to clause (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrowers, any other Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

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(ii)         if to any other Lender or any LC Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (b) below), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)	Electronic Communications:

(1)         Notices and other communications to the Administrative Agent, the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent, any Lender or any LC Issuer pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (A) of notification that such notice or communication is available and identifying the website address therefor.

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(2)         The Parent Borrower and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent.

(3)         The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agent-Related Persons warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent-Related Persons in connection with the Platform or the Approved Electronic Communications.

(4)         Parent Borrower, each of its Subsidiaries, each Lender and each LC Issuer agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(5)         Any notice of Default or Event of Default may be provided to the Administrative Agent by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)         The Agent-Related Persons, the Lenders and the LC Issuers shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any LC Issuer, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.04.         Costs and Expenses.

The Borrowers jointly and severally agree (a) to pay or reimburse each of the Administrative Agent and the Lead Arrangers for all reasonable and documented costs and out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Agreement (subject to the limitations set forth in the Commitment Letter with respect to expenses of the Lead Arrangers and the Administrative Agent (other than Attorney Costs) incurred prior to the Closing Date), the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including Attorney Costs, which Attorney Costs in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents shall be limited to the reasonable fees and reasonable disbursements of one primary counsel for the Lead Arrangers and the Administrative Agent and, if reasonably necessary, a single local counsel in each appropriate jurisdiction, collectively, for the Lead Arrangers and the Administrative Agent and (b) to pay or reimburse the Administrative Agent, the Lead Arrangers, each Lender and each LC Issuer for all reasonable and documented costs and out-of-pocket expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including, but not limited to this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all Attorney Costs, which Attorney Costs in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement and the other Loan Documents shall be limited to the reasonable fees and reasonable disbursements of (i) a single primary counsel for the Administrative Agent and the LC Issuers collectively, (ii) a single primary counsel for the Lenders collectively (for purposes of this subclause (ii) deeming the Administrative Agent not to be a Lender), (iii) if reasonably necessary, a single local counsel in each appropriate jurisdiction, collectively, for the Administrative Agent, each Lender and each LC Issuer and (iv) in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated. All amounts due under this Section 10.04 shall be payable within ten (10) Business Days after written demand therefor. The agreements in this Section 10.04 shall survive the repayment of the Revolving Loans and the other Obligations.

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Section 10.05.         Borrowers Indemnification; Damage Waiver.

(a)         Whether or not the transactions contemplated hereby are consummated, the Borrowers jointly and severally shall indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender, each LC Issuer and their respective Affiliates, and the directors, officers, employees, counsel, agents and partners (to the extent such Person is a partnership) of such Persons and Affiliates involved with the Transactions (collectively, the “Indemnified Persons”) from and against any and all out-of-pocket liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, charges and costs, expenses and disbursements (including reasonable Attorney Costs which shall be limited to the reasonable fees and reasonable disbursements of a single primary counsel for the Indemnified Persons and, if reasonably necessary, a single local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated)) of any kind or nature whatsoever (including those arising from or relating to any environmental matters) that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by any Borrower or any other Credit Party in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Commitment, Revolving Loan or Facility LC or the use or proposed use of the proceeds therefrom, (iii) any Environmental Liability related to the Parent Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Party of such Indemnified Person in connection with or as a result of the transactions hereunder, (2) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Party of such Indemnified Person under the Loan Documents (as determined by a court of competent jurisdiction in a final non-appealable decision), (3) arise out of or are in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Parent Borrower or any of its Subsidiaries and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent or the Lead Arrangers in their capacity as such or any other Indemnified Person in performing the services that are the subject of the Loan Documents) or (4) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, SyndTrak or other similar information transmission systems in connection with this Agreement except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Party of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Indemnified Person will have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s activities related to the transactions hereunder. None of the Credit Parties or their respective Affiliates shall have any liability for any indirect, consequential, special or punitive damages in connection with its activities related to the transactions hereunder; provided, that this sentence shall not limit the Borrowers’ indemnification obligations herein to the extent that such indirect, consequential, special or punitive damages are included in any third party claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder. All amounts due under this Section 10.05(a) shall be payable within thirty (30) days after written demand therefor together with, if requested by the Borrowers, backup documentation supporting such indemnification request. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the resignation of any LC Issuer, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

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(b)         No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.06.         Marshaling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrowers make a payment to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of Lenders), or any Administrative Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

Section 10.07.         Assignments, Successors, Participations, Etc.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (other than any transfer permitted pursuant to a provision hereof, including Section 7.06) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or (ii) by way of participation in accordance with the provisions of Section 10.07(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and Revolving Loans at the time owing to it); provided that:

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(i)           each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g), the Borrowers shall have provided their consent to such assignment (each such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrowers or the Administrative Agent shall be required in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund;

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitments assigned under the Facility;

(iii)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; such Assignment and Assumption to be (1) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually) and (2) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion;

(iv)         if the Eligible Assignee shall not be a Lender, (1) the relevant assignor, at the time that it notifies the Administrative Agent of such proposed assignment, shall deliver to the Administrative Agent a duly executed IRS Form W-9 or applicable IRS Form W-8 of the proposed Eligible Assignee and (2) such Eligible Assignee shall deliver to the Administrative Agent an administrative questionnaire, in the form prescribed by the Administrative Agent; and

(v)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loans or Revolving Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no consent of the Borrowers shall be required so long as an Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and to have the obligations) of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Revolving Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

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(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of (and stated interest on) the Revolving Loans owing to, each Lender and participation of each Lender in Facility LCs pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and each Lender (with respect to its own interests in the Facility only) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent Borrower or any Affiliate or Subsidiary of the Parent Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Except to the extent limited by Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b); provided that such Participant agrees to be subject to the requirements of Section 3.01(e) and Section 3.07, as if such Participant were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

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Each Lender that sells a participation pursuant to this Section 10.07(d) shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Revolving Loans or other obligations under the Loan Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)         Limitations upon Participant Rights. A Credit Party shall not be obligated to make any greater payment under Section 3.01 or 3.03 than the Credit Party would have been obligated to make in the absence of any participation; provided that this Section 10.07(e) shall not apply if the sale of the participation to such Participant is made with the Borrowers’ prior written consent and shall not apply to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 10.08.         Confidentiality.

Each of the Administrative Agent, the Lenders and the LC Issuers agree to maintain the confidentiality of all information provided to it by the Parent Borrower or any Subsidiary, or by the Administrative Agent on the Parent Borrower’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, except that the Administrative Agent may disclose such information to the Lenders and the LC Issuers and each of the Administrative Agent, the Lenders and the LC Issuers may make disclosures thereof to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent, any Lender, any LC Issuer, any of its or their Affiliates and any Related Party of the foregoing in breach of the provisions of this Section 10.08, or (b) was or becomes available on a non-confidential basis from a source other than the Parent Borrower or the Subsidiaries; provided that such source is not bound by a confidentiality agreement with the Parent Borrower or any of its Subsidiaries known to the Administrative Agent, such Lender or such LC Issuer (as applicable); provided, further, the Administrative Agent, any Lender or any LC Issuer may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which the Lender or the LC Issuer is subject (including the NAIC) or in connection with an examination of such Lender or such LC Issuer by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or administrative proceeding to which the Administrative Agent, any Lender, any LC Issuer or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to any Participant, Lender, LC Issuer or Eligible Assignee, actual or potential, to any pledgee referred to in Section 10.07(f) or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations or any credit insurance provider relating to a Borrower and its obligations; provided that such Person agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08) which agreement may be made pursuant to customary syndication practice; (vii) as to any Lender, any LC Issuer or its respective Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Parent Borrower or any Subsidiary is party with such Lender, such LC Issuer or such Affiliate; (viii) to its Affiliates and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and are informed of the confidential nature of such information and who are directed to comply with the terms of this Section 10.08 (or language substantially similar to this Section 10.08) provided that the Administrative Agent, each Lender and each LC Issuer shall be responsible for the breach of any confidentiality provisions pursuant to this Section 10.08 by such persons to which the Administrative Agent, such Lender or such LC Issuer, as applicable, has disclosed such information; (ix) to any other party to this Agreement; (x) subject to the Borrowers’ prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to Moody’s, S&P, Fitch’s and A.M. Best and other rating agencies in connection with the ratings contemplated by the Loan Documents; and (xi) in the case of (x) this Agreement and (y) the country of domicile and place of incorporation of each Borrower and each guarantor of the Revolving Facility, on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Loans, to the extent required by the CUSIP Service Bureau or any similar agency. In addition, the Administrative Agent, each Lender and each LC Issuer may disclose the existence of this Agreement and the information about this Agreement on a need to know and confidential basis, to market data collectors, similar services providers to the lending industry and to service providers to the Administrative Agent, the Lenders and the LC Issuers in connection with the administration and management of this Agreement and the other Loan Documents. In the case of confidential information received from the Parent Borrower or any Subsidiary after the date hereof, such information shall be clearly identified at the time of delivery as confidential. In the case of clauses (ii), (iii) and (iv) the disclosing party shall (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) give prompt notice of such disclosure to the Borrowers, to the extent not prohibited by any Requirement of Law or court order and if such disclosing party is unable to notify the Borrowers in advance of such disclosure, such notice shall be delivered to the Borrowers promptly thereafter to the extent permitted by Requirement of Law or regulation. In the case of clause (i), the disclosing party shall (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) give prior notice of such disclosure to the Borrowers, to the extent practicable and not prohibited by any Requirement of Law or court order and if such disclosing party is unable to notify the Borrowers in advance of such disclosure, such notice shall be delivered to the Borrowers promptly thereafter to the extent permitted by Requirement of Law or regulation. Any Person required to maintain the confidentiality of information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 10.09.         Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document ; provided that neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve or payroll account. Each Lender agrees to promptly notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10.         Notification of Addresses, Lending Offices, Etc.

Each Lender and each LC Issuer shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender or the LC Issuer should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

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Section 10.11.         Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of an original executed counterpart hereof.

Section 10.12.         Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and each LC Issuer, regardless of any investigation made by the Administrative Agent, any Lender or any LC Issuer or on their behalf, and shall continue in full force and effect as long as the Revolving Loans, the Reimbursement Obligations or any other Obligation hereunder shall remain unpaid or unsatisfied or any Facility LC is outstanding (except those that are Cash Collateralized).

Section 10.13.         Severability.

If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (a) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (b) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and (c) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.14.         Replacement of Defaulting Lenders, Declining Lenders and Non-Consenting Lenders.

If any Lender is a Defaulting Lender, Declining Lender (so long as Lenders with respect to the Class of Revolving Loans being extended holding more than 50% of the Revolving Loans and Revolving Commitments of the relevant Class have consented to the applicable Extension Offer) or a Non-Consenting Lender, then a Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07 (other than the consent of the Agent in the event the proposed assignee is another Lender or an Affiliate of a Lender or an Approved Fund), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)         the Administrative Agent shall have received the assignment fee specified in Section 10.07(b) from the Borrowers; and

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(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05(c), 3.01, 3.03 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

No action by or consent of a Defaulting Lender, a Declining Lender described above or a Non-Consenting Lender shall be necessary in connection with such assignment (and such Defaulting Lender, Declining Lender or Non-Consenting Lender shall be deemed to have executed and delivered an appropriately completed Assignment and Assumption to effect such assignment), which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Defaulting Lender, such Declining Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender, such Declining Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one Business Day after a Borrower’s request, compliance with this Section 10.14 shall not be required to effect such assignment.

Section 10.15.         Governing Law; Jurisdiction; Consent to Service of Process.

(a)         This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)         Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parent Borrower hereby appoints the Company, and the Company hereby accepts such appointment, as agent for service of process of the Parent Borrower in any matter related to this Agreement or the other Loan Documents. Nothing in any Loan Document shall affect any right that any Lender or the Administrative Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction in the courts of any jurisdiction in the event such action or proceeding cannot be heard or otherwise determined in the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York.

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(c)         Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in the first sentence of clause (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)         The Parent Borrower hereby appoints the Company, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or based upon this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby that may be instituted in any court.

(e)         Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.16.         Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.17.         USA PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

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Section 10.18.         Entire Agreement.

This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Administrative Agent, embodies the entire agreement and understanding among the Credit Parties, the Lenders, the LC Issuers and the Administrative Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 10.19.         Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.20.         Obligations Several; Independent Nature of Lenders Right.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.21.         No Fiduciary Duty.

The Administrative Agent, each Lender, each LC Issuer and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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Section 10.22.         Joint and Several Liability.

(a)         Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrower hereunder, including with respect to the payment of principal of and interest on all Revolving Loans and all Reimbursement Obligations and the payment of fees and indemnities and reimbursement of costs and expenses.

(b)         The Parent Borrower hereby appoints the Company as its agent, attorney-in-fact and representative for purposes of (w) making any requests required under this Agreement, (x) the giving of notices by the Borrowers under this Agreement and the other Loan Documents, (y) the delivery of any documents, agreements, instruments, requests, consents, approvals, certificates, reports, statements or written materials required to be delivered by the Borrowers under this Agreement and the other Loan Documents, and (z) all other purposes incidental to any of the foregoing.

(c)         The Parent Borrower agrees that any action taken by the Company as the agent, attorney-in-fact and representative of the Parent Borrower shall be binding upon the Parent Borrower to the same extent as if directly taken by the Parent Borrower and that the Administrative Agent and each Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, approval, report, statement, instrument, agreement, document or other writing believed by it to be genuine and to have been signed or sent by the Company.

Section 10.23.         Judgment Currency.

(a)         This is an international loan transaction in which the specification of a particular currency (the “Specified Currency”) and place of payment (the “Specified Place”) is of the essence, and the obligation of each Credit Party under this Agreement to make payment to or for account of a Guaranteed Party in the Specified Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Guaranteed Party in the Specified Place of the full amount of the Specified Currency payable to such Guaranteed Party under this Agreement.

(b)         If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Judgment Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Specified Currency at the principal office of the Administrative Agent in the Specified Place with the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any other Guaranteed Party (the “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Judgment Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer of the Specified Currency to the Specified Place with the amount of the Judgment Currency so adjudged to be due; and each Credit Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

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Section 10.24.         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

FIDELITY & GUARANTY LIFE HOLDINGS, INC., as Company and a Borrower

By:	/s/ Dennis R. Vigneau
Name: Dennis R. Vigneau
Title: Executive Vice President and Chief Financial Officer

CF BERMUDA HOLDINGS LIMITED, as Parent Borrower and a Borrower

By:	/s/ Wendy J. B. Young
Name: Wendy J. B. Young
Title: Senior Vice President and Secretary

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Ann, Hurley
Name: Ann, Hurley
Title: Manager, Agency

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as an LC Issuer

By:	/s/ Brij Grewal
Name: Brij Grewal
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Brij Grewal
Name: Brij Grewal
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Hema Kishani
Name: Hema Kishani
Title: Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Marguerite L. Lebon
Name: Marguerite L. Lebon
Title: Vice President

By:	/s/ Michael Albanese
Name: Michael Albanese
Title: Managing Director

[Signature Page to Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Edward J. Chidiac
Name: Edward J. Chidiac
Title: Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kimberly Shaffer
Name: Kimberly Shaffer
Title: Managing Director

[Signature Page to Credit Agreement]

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Benjamin Mlot
Name: Benjamin Mlot
Title: Vice President

[Signature Page to Credit Agreement]

CitiBANK, N.A.,
as a Lender

By:	/s/ Justine O’Connor
Name: Justine O’Connor
Title: Vice President

[Signature Page to Credit Agreement]

CIBC Bank USA,
as a Lender

By:	/s/ Daniel A. Palmer
Name: Daniel A. Palmer
Title: Managing Director

[Signature Page to Credit Agreement]

Appendix A

Revolving Commitments

Lender	Revolving Commitment
Royal Bank of Canada	$40,000,000
Bank of America, N.A.	$40,000,000
BNP Paribas	$35,000,000
Wells Fargo Bank, National Association	$35,000,000
Associated Bank, National Association	$30,000,000
BMO Harris Bank N.A.	$30,000,000
Citibank, N.A.	$25,000,000
CIBC Bank USA	$15,000,000
Total	$250,000,000